Exhibit 10.1

        Performance guarantee issuance facility of $105,210,000


        Dated     22 December 2005

        J. Ray McDermott Middle East, Inc.
        (as Applicant)

        J. Ray McDermott, S.A. (as Guarantor)

        Mashreqbank psc
        (as Arranger)

        The financial institutions specified in Schedule 1
        (as Original Banks)

        The Commercial Bank of Qatar (Q.S.C.)
        (as Issuing Bank)

        Mashreqbank psc
        (as Facility Agent)

        DentonWildeSapte
        26th Floor
        Sheikh Zayed Road
        PO Box 1756 Dubai
        United Arab Emirates
        T +971 4 331 0220
        F +971 4 331 0201
        dubai@dentonwildesapte.com
        www.dentonwildesapte.com

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Contents


Section 1 - Interpretation                                                                                    4

1        Definitions and construction                                                                         4

Section 2 - The Facility                                                                                     14

2        The Facility                                                                                        14

3        Purpose                                                                                             14

4        Conditions of Issue                                                                                 14

5        Issue                                                                                               15

6        Performance Guarantees                                                                              16

Section 3 - Cash cover, reduction and cancellation                                                           19

7        Cash cover, reduction and cancellation                                                              19

Section 4 - Costs of issue and participation                                                                 21

8        Commission                                                                                          21

9        Other fees                                                                                          22

10       Default interest                                                                                    22

Section 5 - Additional payment obligations                                                                   24

11       Tax gross-up and indemnities                                                                        24

12       Increased Costs                                                                                     26

13       Other indemnities                                                                                   27

14       Mitigation by the Banks                                                                             28

15       Costs and expenses                                                                                  28

Section 6 - Guarantee                                                                                        29

16       Guarantee and indemnity                                                                             29

Section 7 - Subordination of Inter-Company Note                                                              31

17       Subordination                                                                                       31

Section 8 - Representations, warranties, undertakings and Events of Default                                  33

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36099.07                                                                                             Contents (i)

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
18       Representations and warranties                                                                      33

19       Information undertakings                                                                            36

20       Positive undertakings                                                                               39

21       Negative undertakings                                                                               41

22       Events of Default                                                                                   42

Section 9 - Bank accounts                                                                                    45

23       Opening and operation of Proceeds Account and Cash Cover Account                                    45

24       Cash Cover Account                                                                                  45

25       Proceeds Account                                                                                    45

Section 10 - Changes to Parties                                                                              47

26       Changes to the Banks                                                                                47

27       Changes to the Obligors                                                                             50

Section 11 - The Finance Parties                                                                             51

28       The Issuing Bank                                                                                    51

29       The Facility Agent and the Arranger                                                                 52

30       Conduct of business by the Finance Parties                                                          57

31       Sharing among the Finance Parties                                                                   57

Section 12 - Administration                                                                                  59

32       Payment mechanics                                                                                   59

33       Set-off                                                                                             61

34       Notices                                                                                             61

35       Calculations and certificates                                                                       64

36       Partial invalidity                                                                                  64

37       Remedies and waivers                                                                                65

38       Amendments and waivers                                                                              65

39       Counterparts                                                                                        66

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36099.07                                                                                             Contents (ii)

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
Section 13 - Governing law and enforcement                                                                   67

40       Governing law                                                                                       67

41       Enforcement                                                                                         67


Schedule 1 - The Original Banks                                                                              68

Schedule 2 - Initial conditions precedent                                                                    70

Schedule 3 - Issue Request                                                                                   72

Schedule 4 - Form of Transfer Certificate                                                                    73

Schedule 5 - Form of Instruction Letter                                                                      75

Schedule 6 - Forms of Performance Guarantee                                                                  77

Schedule 7 - Form of Inter-Company Note                                                                      81

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36099.07                                                                                             Contents (iii)
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Dated    22 December 2005


Between

(1) J. Ray McDermott Middle East, Inc., a company incorporated in Panama and whose address is c/o McDermott International, Inc., Edificio Vallarino, 7vo Piso, Calle 52 y Elvira Mendez, Apartado Postal 0819-07145, Panama 6, Panama, having a branch registered in the Jebel Ali Free Zone, License No. 00747, with its address at PO Box 16961, Plot 42, Jebel Ali Free Zone, Dubai, United Arab Emirates (the Applicant);

(2) J. Ray McDermott, S.A., a company incorporated in Panama and whose address is c/o McDermott International, Inc., Edificio Vallarino, 7vo Piso, Calle 52 y Elvira Mendez, Apartado Postal 0819-07145, Panama 6, Panama (the Guarantor);

(3)      Mashreqbank psc as arranger (the Arranger);

(4)      The financial institutions listed in Schedule 1 as banks (the Original
         Banks);

(5) The Commercial Bank of Qatar (Q.S.C.), a bank incorporated in Qatar with its principal office at Grand Hamad Avenue, P. O. Box 3232, Doha, Qatar, as issuer of the Performance Guarantees (the Issuing Bank); and

(6) Mashreqbank psc, a bank incorporated in the United Arab Emirates with its principal office at PO Box 1250, Dubai, United Arab Emirates, as agent of the other Finance Parties (the Facility Agent).


It is agreed:

Section 1 - Interpretation

1        Definitions and construction

1.1      Definitions

         In this Agreement:

         Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

         Approved Debt means the Inter-Company Note, the Senior Secured Notes and the Calyon Facility Agreement.

         Auditors means, at any time, PricewaterhouseCoopers LLP or any one of its Affiliates or any firm of chartered accountants of internationally recognised standing who, at that time, are the auditors of the Guarantor.

         Authorisation means an authorisation, consent (including an Environmental Consent), permission, approval, resolution, licence, exemption, filing, notarisation or registration.

         Availability Period means the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement or such other date as the Facility Agent (after consultation with the Issuing Bank and the Banks) may agree.

         Available Commitment means a Bank's Commitment minus:

         (a) the amount of its maximum liability in respect of any issued Performance Guarantees; and

         (b) in relation to any proposed Performance Guarantee, the amount of its maximum liability in respect of any Performance Guarantees that are due to be issued on or before the proposed Issue Date.

         Available Facility means the amount then available to be utilised for the issuance of Performance Guarantees, being the amount equal to the aggregate for the time being of each Bank's Available Commitment.

         Bank means:

         (a)  any Original Bank; and

         (b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Banks),

         which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

         Business Day means, for the purposes of any payment, a day (other than a Friday, Saturday or Sunday) on which banks are open for general interbank business in London, Dubai and New York and for any other purpose, a day (other than a Friday, Saturday or Sunday) on which banks are open for general interbank business in Dubai.

         Calyon Facility Agreement means the $25,000,000 letter of credit facility agreement dated 25 August 2004 among the Guarantor, Calyon New York Branch and certain others.

         Cash Cover means sums paid or to be paid by the Applicant to the Cash Cover Account in accordance with this Agreement and as further described in Clause 1.2.4 (Construction) below.

         Cash Cover Account means the account to be opened and held with the Facility Agent in the name of the Applicant for the purpose of crediting Cash Cover payable by the Applicant, the opening and maintenance of which is irrevocably and unconditionally authorised by the Applicant.

         Certified Copy means a copy of an original document which is certified by an officer or director of the relevant Obligor as being a copy of that document.

         Commission Period means, in relation to each issued Performance Guarantee, each period determined in accordance with Clause 8.3 (Commission Period).

         Commitment means:

         (a) in relation to an Original Bank, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Banks) and the amount of any other Commitment transferred to it under this Agreement; and

         (b) in relation to any other Bank, the principal amount of any Commitment transferred to it under this Agreement,

         to the extent not cancelled, reduced or transferred by it under this Agreement.

         Contract means the RL2 Contract or the RL3 Contract.

         Default means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination under Clause 22 (Events of Default) or any combination of any of the foregoing) be an Event of Default.

         Disruption Event means either or both of:

         (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility or any Performance Guarantee (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

         (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other
              Party:

               (i) from performing its payment obligations under the Finance Documents or the Performance Guarantees; or

               (i) from communicating with other Parties in accordance with the terms of the Finance Documents or with the Project Owners in accordance with the terms of the Performance Guarantees,

         and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

         Dollars or $ means the lawful currency for the time being of the United States of America.

         Environment means ecological systems, living organisms (including human beings) and all or any of the following media (whether alone or in combination): air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it or any soil and anything below the surface of the land); land covered with water; and water (including water under or within land or in pipe or sewerage systems and sea, ground and surface water).

         Environmental Consent means any consent, agreement, permit, licence, authorisation or approval required by any Environmental Law.

         Environmental Law means all applicable laws and regulations in force at any time relating to Environmental Matters or the Environment.

         Environmental Matters means all or any of:

         (a)  waste (including packaging waste);

         (b)  contaminated land;

         (c) discharges to land, ground, surface and coastal waters and sewers;

         (d)  the abstraction of water;

         (e)  the extraction of natural resources;

         (f)  emissions to air;

         (g)  noise, vibration and light;

         (h)  common law and nuisance, trespass and negligence;

         (i)  statutory nuisance;

         (j)  radiation, radioactive substances and materials; and

         (k) the conservation or protection of species, habitats, biodiversity, flora and fauna.

         Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default).

         Expiry Date means, in respect of each Performance Guarantee, the date on which:

         (a) that Performance Guarantee is cancelled (as construed in accordance with Clause 1.2.6) (Construction); or

         (b) the Issuing Bank has fully paid the maximum amount payable in respect of that Performance Guarantee,

         and neither the Issuing Bank nor any of the Banks have any further liability under or in respect of that Performance Guarantee.

         Facility means the facility for the issuance of Performance Guarantees described in Clause 2 (The Facility).

         Facility Office means the office or offices notified by a Bank to the Facility Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

         Facility Period means the period starting on the date of this Agreement and ending on the date on which all of the known liabilities of the Obligors under each Finance Document and in respect of each Performance Guarantee are irrevocably discharged in full, each Performance Guarantee is cancelled (as determined in accordance with Clause 1.2.6 (Construction)) and no Finance Party has any commitment or known liability in relation to the Facility.

         Fee Letter means any letter or letters between the Arranger or the Facility Agent and the Applicant setting out any of the fees referred to in Clause 9 (Other Fees).

         Finance Documents means this Agreement, the Mandate Letter, each Fee Letter, each Instruction Letter, each Instruction Acknowledgement and any other document designated as such by the Facility Agent and the Applicant.

         Finance Party means the Arranger, the Facility Agent, the Issuing Bank or a Bank.

         Financial Indebtedness means any indebtedness for or in respect of (i) moneys borrowed, (ii) any amount raised by way of bonds, notes, debentures, loan arrangements or any similar instrument, (iii) any amounts raised under any other transaction having the commercial effect of a borrowing and (iv) any liability in respect of any guarantee or indemnity in respect of any such indebtedness.

         GAAP means, in relation to each Obligor, generally accepted accounting principles in the United States of America. Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

         Instruction Acknowledgement means each acknowledgement, substantially in the form attached in Schedule 5 (Form of Instruction Letter) and in any case in form and substance reasonably satisfactory to the Facility Agent, signed by the relevant Project Owner and delivered or to be delivered to the Facility Agent, acknowledging the instructions contained in the relevant Instruction Letter.

         Instruction Letter means a letter, substantially in the form set out in
         Schedule 5 (Form of Instruction Letter) and in any case in form and substance reasonably satisfactory to the Facility Agent, delivered or to be delivered by McDermott Mauritius to each Project Owner irrevocably instructing each Project Owner to pay all Proceeds into the Proceeds Account.

         Inter-Company Note means the promissory note in the amount of $90,000,000 issued by the Guarantor to the Subordinated Creditor pursuant to which the Subordinated Creditor has agreed to, inter alia, subordinate its rights against the Guarantor thereunder to the rights of the Finance Parties against the Guarantor under this Agreement, in the form set out in Schedule 7 (Form of Inter-Company Note), and any amendment, restatement, extension or other modification thereto so long as the terms of subordination in such promissory note are not less favourable to the Finance Parties.

         Issue Date means the date on which a Performance Guarantee is issued by the Issuing Bank.

         Issue Request means a notice substantially in the form set out in
         Schedule 3 (Issue Request).

         Majority Banks means:

         (a) until the Total Commitments have been reduced to zero, a Bank or Banks whose Commitments aggregate more than 66(2)/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated, more than 66(2)/3 per cent of the Total Commitments immediately before the reduction); or

         (b) at any other time, a Bank or Banks the amount of whose liabilities in relation to the Performance Guarantees then issued aggregate more than 66(2)/3 per cent of the amount of all the Banks' liabilities in relation to such Performance Guarantees.

         Mandate Letter means the mandate letter dated 4 November 2005 among the Applicant, the Guarantor and the Arranger.

         Material Adverse Effect means a material adverse effect on: (a) the ability of any Obligor to comply in all material respects with any of its obligations under any Finance Document; (b) the ability of McDermott Mauritius to comply in all material respects with its obligations under any Contract; (c) the ability of the Subordinated Creditor to subordinate its rights under the Inter-Company Note to the rights of the Finance Parties under this Agreement; (d) the business, financial condition or assets of any of the Obligors or McDermott Mauritius; or (e) the validity or enforceability of any Finance Document.

         McDermott Mauritius means J. Ray McDermott Eastern Hemisphere Limited, formerly known as J. Ray McDermott Middle East (Indian Ocean) Limited, a company organised and existing under the laws of Mauritius and having its registered office at 5th Floor, Anglo Mauritius House, Intendance Street, Port-Louis, Mauritius.

         Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

         (a) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and

         (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

         The above rules will only apply to the last Month of any period.

         Obligor means the Applicant or the Guarantor.

         Original Financial Statements means, in relation to the Guarantor, its audited consolidated financial statements (including all additional information and notes to the accounts) together with the relevant auditors' report for its financial year ended 31 December 2004.

         Party means a party to this Agreement.

         Performance Guarantee means the RL2 Performance Guarantee or a RL3 Performance Guarantee.

         Performance Guarantee Limit means:

         (a)  in respect of the RL2 Performance Guarantee, $49,470,000; and

         (b) in respect of the RL3 Performance Guarantees, $55,740,000, in the aggregate.

         Proceeds means all moneys whatsoever which are now, or later become, payable to McDermott Mauritius under or in connection with any of the Contracts or the projects contemplated under the Contracts, including, for the avoidance of doubt, all moneys (if any) which are at any time payable under insurances or claims for breach of contract.

         Proceeds Account means the Dollar denominated account held with the Facility Agent in the name of the Applicant with designation "J. Ray McDermott Eastern Hemisphere Ltd." and account number 0448469708.

         Project Owner means RL2 or RL3.

         Repeating Representations means each of the representations and warranties set out in Clauses 18.1 (Status) to 18.5 (Validity and admissibility in evidence) and Clauses 18.10 (Compliance with Tax laws) and 18.15 (No proceedings pending or threatened).

         Relevant Proportion means, in relation to a Bank in respect of any Performance Guarantee, the proportion (expressed as a percentage) borne by that Bank's Available Commitment to the Available Facility immediately prior to the issue of that Performance Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Bank.

         RL2 means Ras Laffan Liquefied Natural Gas Company Limited (II), a company organised and existing under the laws of the State of Qatar and having its registered office in Doha, State of Qatar.

         RL2 Contract means:

         (a) the contract dated 1 April 2001 entered into between RL2 and McDermott Mauritius pursuant to which McDermott Mauritius is to provide engineering, procurement, fabrication and installation works and services in relation to the offshore platform and pipeline facilities of RL2 in the State of Qatar (referred to as the RasGas Expansion Project); or

         (b) any renewal or replacement of the contract referred to in paragraph (a) above (being on terms acceptable to the Facility Agent (acting on the instructions of the Majority Banks)).

         RL2 Performance Guarantee means the performance guarantee, substantially in the relevant form set out in Schedule 6 (Forms of Performance Guarantee) and in any case in form and substance reasonably satisfactory to the Facility Agent (acting on the instructions of the Majority Banks) and the Issuing Bank, issued or to be issued by the Issuing Bank to RL2 at the request of the Applicant under the Facility on behalf of and in relation to the obligations of McDermott Mauritius under the RL2 Contract.

         RL3 means Ras Laffan Liquefied Natural Gas Company (3), a company organised and existing under the laws of the State of Qatar and having its registered office in Doha, State of Qatar.

         RL3 Contract means:

         (a) the contract dated 15 September, 2005 entered into between RL3 and McDermott Mauritius pursuant to which McDermott Mauritius is to provide engineering, procurement and construction works and services for the expansion of LNG facilities of RL3 in the State of Qatar (referred to as the RasGas Offshore Expansion Project - Phase 2); or

         (b) any renewal or replacement of the contract referred to in paragraph (a) above (being on terms acceptable to the Facility Agent (acting on the instructions of the Majority Banks)).

         RL3 Performance Guarantee means each performance guarantee, substantially in the relevant form attached in Schedule 6 (Forms of Performance Guarantee) and in any case in form and substance reasonably satisfactory to the Facility Agent (acting on the instructions of the Majority Banks) and the Issuing Bank, issued or to be issued by the Issuing Bank to RL3 at the request of the Applicant under the Facility on behalf of and in relation to certain obligations of McDermott Mauritius under the RL3 Contract.

         Security means a mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security) or any other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

         Senior Secured Notes means the $200,000,000 aggregate principal amount of 11 per cent senior loan notes due 15 December 2013 issued by the Guarantor pursuant to an indenture dated 9 December 2003 between the Guarantor and The Bank of New York (as trustee).

         Subordinated Creditor means McDermott International, Inc., a company incorporated in Panama and whose registered address is Edificio Vallarino, 7vo Piso, Calle 52 y Elvira Mendez, Apartado Postal 0819-07145, Panama 6, Panama.

         Subsidiary means, in relation to any company or corporation, any company or corporation (an undertaking) where that first company or corporation:

         (a)  holds a majority of the voting rights in the undertaking; or

         (b) holds a membership interest and has the right to appoint or remove the majority of the members of the executive body of the undertaking; or

         (c) is a member of the undertaking and controls alone, or pursuant to an agreement with other members, a majority of the voting rights in the undertaking.

         Tax means any tax, levy, impost, duty or other governmental charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

         Termination Date means:

         (a) in respect of the RL2 Performance Guarantee, the date RL2 issues the "Final Completion Certificate" under the RL2 Contract; and

         (b) in respect of the RL3 Performance Guarantees, the date RL3 issues the "Final Completion Certificate" under the RL3 Contract.

         Total Commitments means the aggregate of the Commitments, being $105,210,000 at the date of this Agreement.

         Transfer Certificate means a certificate substantially in the form set out in Schedule Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Applicant.

         Transfer Date means, in relation to a transfer, the later of:

         (a)  the proposed Transfer Date specified in the Transfer Certificate;
              and

         (b) the date on which the Facility Agent executes the Transfer Certificate.

         VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2      Construction

1.2.1 Unless a contrary indication appears, any reference in this Agreement to:

         (a) assets includes rights to receive revenues, property and rights of every kind, present, future, actual and contingent and whether tangible or intangible (including uncalled share capital);

         (b) Clauses, Schedules and Exhibits are to be construed as references to the clauses of, and schedules and exhibits to, this Agreement;

         (c) a guarantee includes any guarantee or indemnity, bond, letter of credit, documentary or other credit, or other assurance against financial loss;

         (d) the words include(s), including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

         (e) indebtedness includes any obligation whether incurred as principal or as surety for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

         (f) liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

         (g) the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible;

         (h) any person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) and of that person's assigns, transferees and successors in title (in the case of a Party, in so far as such assigns, transferees and successors in title are permitted); (i) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or similar authority or organisation;

         (j) any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it;

         (k) any Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, restated, varied, novated, supplemented or replaced from time to time;

         (l) accounting terms shall be construed so as to be consistent with GAAP;

         (m) any amount, limit or threshold specified in Dollars, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-Dollar amount shall be counted on the basis of the equivalent in Dollars of that amount using the Facility Agent's relevant spot rate of exchange; and

         (n)  a time of day is a reference to Dubai time.

1.2.2    Section, clause and schedule headings are for ease of reference only.

1.2.3 A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and an Event of Default is continuing if it has not been waived in writing.

1.2.4 Payment of Cash Cover for a Performance Guarantee means the Applicant paying an amount in the currency of that Performance Guarantee to the Cash Cover Account and the amount paid by the Applicant is no less than the total aggregate amount of the liabilities of the Banks under or in respect of that Performance Guarantee.

1.2.5 A Performance Guarantee is issued if it has been signed by the Issuing Bank upon notification by the Facility Agent and delivered to the relevant Project Owner and issue shall be construed accordingly.

1.2.6    A Performance Guarantee is:

         (a) cancelled if the Facility Agent has received the original of that Performance Guarantee marked as "cancelled" or, if such original is unable to be delivered, a written confirmation of release from the relevant Project Owner (in form and substance reasonably satisfactory to the Facility Agent and the Issuing Bank); and

         (b) reduced if and to the extent that the maximum liability or amount payable under or in relation to that Performance Guarantee is reduced (as unconditionally confirmed in writing by the relevant Project Owner in form and substance reasonably satisfactory to the Facility Agent and the Issuing Bank), and, in either case, the Issuing Bank and the Banks are otherwise satisfied that they have no further liability or, as the case may be, have a reduced liability under or in respect of that Performance Guarantee and cancellation and reduction shall be construed accordingly.

1.2.7 Amounts outstanding, a liability, or a participation under or in relation to a Performance Guarantee at any time includes, as the case may be:

         (a) if it is an issued but undrawn Performance Guarantee, the amount for the time being of the maximum aggregate liabilities of the Issuing Bank or the Banks (without double counting) under or in respect of that Performance Guarantee, being equal to the maximum amount that is or may become payable by the Issuing Bank in respect of that Performance Guarantee as at that time; and

         (b) if it is an issued and drawn Performance Guarantee, the aggregate amount for the time being of (i) payments made by the Issuing Bank under that Performance Guarantee and, if applicable, payments made by the Banks (without double counting) in respect of that Performance Guarantee plus (ii) the maximum aggregate liabilities of the Issuing Bank or the Banks (without double counting) under or in respect of any undrawn portion of that Performance Guarantee less (iii) any amounts repaid or reimbursed by any Obligor under this Agreement.

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

1.2.8 Any reference in this Agreement to a Bank's liability or participation under or in relation to a Performance Guarantee at any time shall include the maximum amount that is or may become payable by that Bank in respect of that Performance Guarantee as at that time.

1.2.9 For the purposes of this Agreement, the maximum amount that is or may become payable under or in respect of a Performance Guarantee at any time means the maximum payable amount as at that time (being the guaranteed amount set out in the Performance Guarantee except to the extent confirmed as reduced in accordance with Clause 1.2.6 (Construction)), (the Current Amount) and the maximum amount that is or may become payable by a Bank under or in respect of that Performance Guarantee as at that time means that Bank's pro rata share (in the proportion of its Commitment to the Total Commitments) of the Current Amount.

1.3      Third party rights

1.3.1 Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2 Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.4      Effect on Fee Letters and Mandate Letter

         To the extent that any provision of this Agreement is inconsistent with any provision of any Fee Letter or the Mandate Letter, the provisions of this Agreement shall prevail.

Section 2 - The Facility

2        The Facility

2.1      The Facility

         Subject to the terms of this Agreement, the Finance Parties make available to the Applicant a facility for the issuance of performance guarantees in an aggregate amount equal to the Total Commitments.

2.2      Finance Parties' rights and obligations

2.2.1 The obligations of each Finance Party under the Finance Documents and in relation to the Performance Guarantees are several. Failure by a Finance Party to perform its obligations under the Finance Documents or in relation to the Performance Guarantees does not affect the obligations of any other Party under the Finance Documents or in relation to the Performance Guarantees. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents or in relation to the Performance Guarantees.

2.2.2 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3 A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3        Purpose

3.1      Purpose

         The Facility shall be utilised by the Applicant only for the purpose of providing Performance Guarantees to the Project Owners in relation to McDermott Mauritius' obligations under the respective Contracts, in accordance with the terms and conditions of this Agreement.

3.2      Monitoring

         No Finance Party is bound to monitor or verify the application of any Performance Guarantee or any amount utilised by way of Performance Guarantee pursuant to this Agreement.

4        Conditions of Issue

4.1      Initial conditions precedent

         The Applicant may not deliver an Issue Request unless the Facility Agent has received all of the documents and other evidence listed in
         Schedule 2 (Initial conditions precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Applicant, the Issuing Bank and the Banks promptly upon being so satisfied.

4.2      Maximum number of Performance Guarantees

         The Applicant may not deliver an Issue Request if as a result of the proposed Performance Guarantee, more than one RL2 Performance Guarantee and two RL3 Performance Guarantees would be issued.

5        Issue

5.1      Delivery of an Issue Request

         The Applicant may request a Performance Guarantee to be issued by delivery to the Facility Agent of a duly completed Issue Request substantially in the form of Schedule 3 (Issue Request) not later than 11 a.m. on the fifth Business Day before the proposed Issue Date of the Performance Guarantee.

5.2      Completion of an Issue Request

         Each Issue Request for a Performance Guarantee is irrevocable and will not be regarded as having been duly completed unless:

         (a)  it specifies which Performance Guarantee and Contract it is for;

         (b) the proposed Issue Date is a Business Day within the Availability Period;

         (c) the currency and amount of the Performance Guarantee comply with Clause 5.3 (Currency and amount);

         (d)  the form of Performance Guarantee is attached;

         (e)  the scheduled or expected Termination Date is specified;

         (f) the delivery instructions for the Performance Guarantee are specified; and

         (g) the beneficiary of the Performance Guarantee is the appropriate Project Owner.

5.2.2    Only one Performance Guarantee may be requested in each Issue Request.

5.3      Currency and amount

5.3.1    The currency specified in an Issue Request must be Dollars.

5.3.2 The amount of the proposed Performance Guarantee must be an amount which (in the case of a RL3 Performance Guarantee, when aggregated with the amount of any issued RL3 Performance Guarantee or any other proposed RL3 Performance Guarantee that is due to be issued) would not cause to be exceeded:

         (a)  the applicable Performance Guarantee Limit; or

         (b) if there has been a reduction in the Available Facility, the proportion of the Available Facility borne by that Performance Guarantee Limit to the Available Facility at the date of this Agreement.

5.4      Issue of Performance Guarantees

5.4.1 The Facility Agent shall notify the Issuing Bank and each Bank of the details of the requested Performance Guarantee.

5.4.2 If the conditions set out in this Agreement have been met, the Facility Agent shall notify the Issuing Bank and the Issuing Bank shall issue the Performance Guarantee on the Issue Date to the appropriate Project Owner.

5.4.3 The Facility Agent and the Issuing Bank will only be obliged to comply with Clause 5.4.2 if on the date of the Issue Request and on the proposed Issue Date:

         (a) no Default is continuing or would result from the issue of the proposed Performance Guarantee;

         (b) the Repeating Representations to be made by each relevant Obligor are true in all material respects; and

         (c) none of the events set out in Clauses 22.5 (Insolvency), 22.6 (Insolvency proceedings), 22.7 (Creditors' process), 22.9 (Cessation of business), 22.10 (Unlawfulness) or 22.11 (Repudiation) apply to the Project Owners.

5.4.4 Upon the issuance by the Issuing Bank of a Performance Guarantee, each Bank will have assumed (by way of its obligation to reimburse and indemnify the Issuing Bank under Clause 6 (Performance Guarantees)) a participation in the liabilities relating to that Performance Guarantee in an amount equal to its Relevant Proportion of such liabilities.

6        Performance Guarantees

6.1      Immediate payment

         Notwithstanding any other term of this Agreement, if any amount relating to a Performance Guarantee is paid by a Finance Party, such amount (and, in case of late payment, together with default interest accrued from the date of payment by that Finance Party until the reimbursement payment by the Applicant) shall be immediately repayable or reimbursable by the Applicant.

6.2      Claims under a Performance Guarantee

6.2.1    The Applicant acknowledges that the Issuing Bank:

         (a) may pay any claim made or purported to be made under a Performance Guarantee and which appears on its face to be in order (a "claim");

         (b) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

         (c) will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

6.2.2 The obligations of the Applicant under this Clause 6 will not be affected by:

         (a)  the sufficiency, accuracy or genuineness of any claim;

         (b) any incapacity of, or limitation on the powers of, any person signing a claim or other document;

         (c) the enforcement or non-enforcement of the guarantee provided by the Guarantor under this Agreement or the subordination of the obligations of the Guarantor under the Inter-Company Note; or

         (d) any agreements or arrangements between the Issuing Bank and any other Finance Parties for the sharing, reimbursement or indemnification of liabilities relating to any Performance Guarantee or the Obligors.

6.3      Notice of claims

         The Issuing Bank shall, forthwith upon a claim being made, notify the Applicant and the Facility Agent of the claim and the amount of the claim, and the Facility Agent shall notify the Banks of the claim and their potential liabilities and required contributions to a reimbursement of such payable amount under Clause 6.5 (Bank reimbursement and indemnity) should the Applicant not pay such claim pursuant to Clause 6.4 (Payment by Applicant).

6.4      Payment by Applicant

         Without prejudice to Clause 6.1 (Immediate payment), the Applicant shall, immediately upon being notified of a claim:

         (a) pay to the Facility Agent for the Issuing Bank an amount equal to the amount of such claim (and, in case of late payment, together with interest at the rate specified in Clause 10 (Default interest) accrued from the date of payment by the Issuing Bank until the reimbursement payment by the Applicant); or

         (b) procure the cancellation of such claim such that the Issuing Bank and the Banks are reasonably satisfied that they have no further liability for such claim.

6.5      Bank reimbursement and indemnity

6.5.1 If the Applicant shall fail to pay the full amount to the Facility Agent for the Issuing Bank when due pursuant to Clause 6.4 (Payment by Applicant), then the Issuing Bank shall notify the Facility Agent and each Bank of the amount of the claim and each Bank's Relevant Proportion of such claim and each Bank shall immediately on demand (through the Facility Agent) reimburse the Issuing Bank for its Relevant Proportion of such claim (and, in case of late payment by such Bank, together with interest at the rate specified in Clause 10 (Default interest) accrued from the date of demand by the Issuing Bank on such Bank until the reimbursement payment by that Bank).

6.5.2 If any Bank is not permitted (by its constitutional documents or any applicable law) to comply with Clause 6.5.1 above, then that Bank will not be obliged to comply with Clause 6.5.1 and shall instead be deemed to have taken, on the date the Performance Guarantee is issued (or if later, on the date the Bank's participation in the Performance Guarantee is transferred or assigned to the Bank in accordance with the terms of this Agreement), an undivided interest and participation in the Performance Guarantee in an amount equal to its Relevant Proportion of that Performance Guarantee. On receipt of demand from the Facility Agent, that Bank shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its Relevant Proportion of the amount demanded under Clause 6.5.1 above.

6.5.3 Without prejudice to Clause 6.1 (Immediate payment), the Applicant shall immediately on demand reimburse any Bank (through the Facility Agent) for any payment (and, in case of late payment, together with interest at the rate specified in Clause 10 (Default interest) accrued from the date of demand by the Bank until the reimbursement payment by the Applicant) it makes to the Issuing Bank under this Clause 6.5 in respect of any Performance Guarantee.

6.6      Bank obligations

6.6.1 The obligations of each Bank under Clause 6 are continuing obligations and will extend to the ultimate balance of sums payable by that Bank in respect of any Performance Guarantee, regardless of any intermediate payment or discharge in whole or in part.

6.6.2 The obligations of any Bank under Clause 6 will not be affected by any act, omission, matter or thing which, but for this Clause 6.6, would reduce, release or prejudice any of its obligations under Clause 6 (without limitation and whether or not known to it or any other person) including:

         (a) any time, waiver or consent granted to, or composition with, any Obligor, McDermott Mauritius or other person;

         (b) the release of any other Obligor, McDermott Mauritius or any other person under the terms of any composition or arrangement;

         (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor, McDermott Mauritius or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

         (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, McDermott Mauritius or any other person;

         (e) any amendment (however fundamental) or replacement of a Finance Document, any Performance Guarantee, any Contract or any other document or Security;

         (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Performance Guarantee, any Contract, the Inter-Company Note or any other document or Security; or

         (g)  any insolvency or similar proceedings.

6.7      Applicant reimbursement and indemnity

         Further and without prejudice to Clauses 6.1(Immediate payment) and
         6.5.3 (Bank reimbursement and indemnity), but without duplication of any amounts paid by any Obligor pursuant to Clauses 6.1 (Immediate payment) and 6.5.3 (Bank reimbursement and indemnity), the Applicant shall immediately on demand reimburse any Bank (through the Facility Agent) for any payment that Bank makes to the Issuing Bank under Clause
         6.5 (Bank reimbursement and indemnity) in respect of any Performance Guarantee and shall otherwise indemnify each Finance Party against any cost, loss or liability incurred by it (otherwise than by reason of the its gross negligence or wilful misconduct) in acting under or in relation to any Performance Guarantee.

6.8      Rights of contribution

         No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 6 (except to the extent that such payment would not have become payable but for the gross negligence or wilful misconduct of that Finance Party.

Section 3 - Cash cover, reduction and cancellation

7        Cash cover, reduction and cancellation

7.1      Illegality

7.1.1 If it becomes unlawful in any jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or maintain its participation in any Performance Guarantee:

         (a) that Bank shall promptly notify the Facility Agent upon becoming aware of that event;

         (b) upon the Facility Agent notifying the Applicant, the Commitment of that Bank will be immediately cancelled and the Bank shall not be obliged to participate in the liability of any Performance Guarantee; and

         (c) the Applicant shall on the date specified by the Bank in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) provide full Cash Cover for that Bank's participation in all issued Performance Guarantees or procure the cancellation of that Bank's participation in all issued Performance Guarantees.

7.1.2 If it becomes unlawful in any jurisdiction for the Issuing Bank to perform any of its obligations as contemplated by this Agreement or to issue a Performance Guarantee:

         (a) the Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;

         (b) upon the Facility Agent notifying the Applicant, the Facility shall cease to be available for the issue of the Performance Guarantees; and

         (c) the Applicant shall on the date specified by the Issuing Bank in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) provide full Cash Cover for all issued Performance Guarantees or procure the cancellation of all issued Performance Guarantees.

7.2      Voluntary cancellation

         The Applicant may, if it gives the Facility Agent not less than 10 Business Days' (or such shorter period as the Majority Banks may agree) prior notice, cancel the whole or any part of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Performance Guarantee Limits and the Commitments of the Banks rateably.

7.3      Voluntary cancellation or reduction of Performance Guarantees

         The Applicant may, if it gives the Facility Agent and the Issuing Bank not less than 10 Business Days' (or such shorter period as the Majority Banks may agree) prior notice procure the cancellation or reduction of the whole or any part of a Performance Guarantee.

7.4      Right of cancellation or request for transfer in relation to a single
         Bank

7.4.1    If:

         (a) any sum payable to any Bank by an Obligor is required to be increased under Clause 11.2 (Tax gross-up); or

         (b)  any Bank claims indemnification from the Applicant under Clause
              11.3 (Tax indemnity) or Clause 12 (Increased Costs), the Applicant may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent not less than seven Business Days' (or such shorter period as the Majority Banks may agree) prior notice of its intention to either:

         (a)  cancel the Commitment of that Bank and:

               (i) provide full Cash Cover for that Bank's participation in all issued Performance Guarantees; or

               (ii) procure the cancellation of such parts of all of the issued
                    Performance Guarantees equating to that Bank's participation in all issued Performance Guarantees; or

         (b) request the Facility Agent to enquire of the Banks whether any of them is prepared to accept a transfer of that Bank's Commitment in accordance with Clause 26 (Changes to the Banks).

7.4.2 On receipt of a notice referred to in Clause 7.4.1 (and, if applicable, subject to another Bank accepting a transfer of the Commitment), the Commitment of that Bank shall immediately be reduced to zero.

7.4.3 The Applicant shall 10 Business Days after the Applicant has given notice under Clause 7.4.1 (or, if earlier, the date specified by the Applicant in that notice), procure the cancellation or transfer of that Bank's participation in all issued Performance Guarantees.

7.5      Restrictions

7.5.1 Any notice of cancellation, reduction or Cash Cover payment given by any Party under this Clause 7.5 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation, reduction or Cash Cover payment is to be made and the amount of that cancellation, reduction or Cash Cover payment.

7.5.2 Any part of the Facility which is cancelled, reduced or covered by Cash Cover may not be re-utilised by way of Performance Guarantee.

7.5.3 The Applicant shall not cash cover, repay, prepay, reduce or cancel all or any part of the Performance Guarantees or cancel or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.5.4 No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.5.5 If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Applicant, the Issuing Bank or the affected Bank, as appropriate.

Section 4 - Costs of issue and participation

8        Commission

8.1      Payment of commission

8.1.1 The Applicant shall pay in advance, on the first day of each Commission Period, to the Facility Agent for the account of the Banks the aggregate commission accruable during each Commission Period on the Banks' aggregate liabilities under each issued Performance Guarantee (as determined in accordance with Clause 8.2 (Calculation of commission)). This commission shall be distributed according to the respective amounts due to each Bank in accordance with Clause 8.4 (Distribution of commission) and shall be non-refundable in all cases.

8.1.2 If the Applicant has provided Cash Cover to the Facility Agent for a Performance Guarantee or part thereof:

         (a) the fronting fee payable to the Facility Agent (for the account of the Issuing Bank) in accordance with Clause 9.2 (Fee Letter) shall continue to be payable until the Expiry Date of such Performance Guarantee;

         (b) the commission payable to the Facility Agent (for the account of the Banks) shall continue to be payable until no Bank has any commitment or known liability in relation to such Performance Guarantee; and

         (b) the Applicant will be entitled to withdraw the interest accrued on the Cash Cover to pay such fronting fee or commission.

8.2      Calculation of commission

8.2.1 The rate of commission to be applied to the Banks' liabilities under or in respect of each issued Performance Guarantee for each Commission Period is:

         (a) in the case of Mashreqbank psc and any other Bank or other person that takes a transfer of all or any part of Mashreqbank psc's Commitment (whether directly acquired from Mashreqbank psc or from any other Bank or person), 4.5 per cent per annum (or such rate determined in accordance with Clause 8.2.2), provided that such rate shall only apply in respect of Mashreqbank psc's Commitment (whether directly acquired from Mashreqbank psc or from any other Bank or person) and not to any other Commitment held or acquired by such Bank or other person; and

         (b) in the case of each other Bank (but subject as provided in (a) above), 4.0 per cent per annum (or such rate determined in accordance with Clause 8.2.2).

8.2.2 The rates of commission set out in Clause 8.2.1 may be increased upon notification to the Applicant by the Facility Agent (acting on the instructions of the Banks), provided that such notification is given at least 30 days before the end of the existing Commission Period, and the increased rates of commission shall apply to each subsequent Commission Period.

8.3      Commission Period

8.3.1 In relation to each issued Performance Guarantee, subject to this Clause 8.3:

         (a) the duration of the first Commission Period shall be six Months and the duration of each subsequent Commission Period shall be three Months;

         (b) each Commission Period shall start on the relevant Issue Date or (if already made) on the last day of the preceding Commission Period for that Performance Guarantee.

8.3.2 A Commission Period for an issued Performance Guarantee shall not extend beyond its Expiry Date.

8.3.3 If a Commission Period would otherwise end on a day which is not a Business Day, that Commission Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4      Distribution of commission

         Upon receipt by the Facility Agent of a payment of commission from the Applicant, the Facility Agent shall distribute the respective share of such commission due to each Bank for its liability in respect of each relevant Performance Guarantee.

9        Other fees

9.1      Mandate Letter

         The Applicant shall pay to the Arranger the fees set out in the Mandate Letter or a Fee Letter, in the amounts and at the times agreed therein.

9.2      Fee Letter

         The Applicant shall pay to the Facility Agent (for the account of the Issuing Bank) a fronting fee in respect of each Performance Guarantee requested by it in the amounts and at the times agreed in a Fee Letter.

10       Default interest

10.1     Payment of default interest

10.1.1 If an Obligor or Bank fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent plus LIBOR for successive interest periods, each of a duration selected by the Facility Agent (acting reasonably).

10.1.2 Any default interest accruing under this Clause 10 shall be immediately payable by the Obligor or Bank (as applicable and without double counting) on demand by the Facility Agent.

10.1.3 Default interest (if unpaid) arising on an overdue amount will be calculated on a daily basis and compounded with the overdue amount at the end of each interest period applicable to that overdue amount but will remain immediately due and payable.

10.2     Notification of rates of interest

         The Facility Agent shall promptly notify the Issuing Bank, the Banks, the relevant Obligors (as appropriate) of the determination of a rate of default interest under this Agreement.

10.3     Definitions

         For the purposes of this Clause 10, the following definitions shall have the following meanings:

         LIBOR means, in relation to any amount:

         (a)  the applicable Screen Rate; or

         (b) (if no Screen Rate is available for Dollars for the relevant interest period) the rate which the Facility Agent would be able to obtain by placing an amount equal to that amount on deposit with a leading bank in the London interbank market for the relevant period, as of 11 a.m. two Business Days before the first day of the relevant interest period for that amount.

         Screen Rate means the British Bankers' Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Applicant and the Banks.

Section 5 - Additional payment obligations

11       Tax gross-up and indemnities

11.1     Definitions

         In this Agreement:

         Tax Credit means a credit against, relief from, or remission or repayment of any Tax.

         Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

         Tax Payment means either an increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

11.2     Tax gross-up

11.2.1 Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2 The Applicant shall promptly upon becoming aware that an Obligor has had or will have to make a Tax Deduction (or that there has been or will be any change in the rate at which or the basis on which any Tax Deduction has to be made) notify the Facility Agent accordingly. Similarly, a Bank or the Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Bank or the Issuing Bank. If the Facility Agent receives such a notification from a Bank or the Issuing Bank it shall notify the Applicant and the Obligor in question.

11.2.3 If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after the Tax Deduction) will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4 If an Obligor is required to make a Tax Deduction, it shall make the Tax Deduction, and any payment required in connection with the Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5 As soon as reasonably practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making the Tax Deduction or payment shall deliver to the Facility Agent for the Finance Party in question a copy of a tax receipt or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction or payment has been made.

11.3     Tax indemnity

11.3.1 If any Finance Party is subject to any liability for or required to make any payment for or on account of Tax on any sum received or receivable (or any sum deemed for Tax purposes to be received or receivable) under any Finance Document, the Applicant shall (within 10 Business Days of written demand by the Facility Agent, together with a description in reasonable detail of the relevant Tax) pay to that Finance Party the amount of such Tax.

11.3.2   Clauses 11.2.3 and  11.3.1 shall not apply:

         (a)  in relation to any Tax assessed or imposed on a Finance Party:

               (i) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes, or otherwise by reason of a present or former connection between the taxing jurisdiction and the Finance Party (or a shareholder or Affiliate thereof) other than a connection arising solely as a result of having entered into this Agreement or receiving a payment hereunder; or

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

               (ii) under the law of the jurisdiction in which that Finance
                    Party's Facility Office is located, in respect of amounts received or receivable in that jurisdiction;

         (b) in relation to any Tax assessed or imposed on a Finance Party if that Tax is assessed or imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable), or (if it is standard market practice to do so in a particular jurisdiction) which is assessed or is calculated based on a method to be in lieu of a net income or similar type Tax, by that Finance Party;

         (c) in relation to any Tax assessed by reason of a failure of the Finance Party to comply with any applicable mandatory certification, documentation, reporting or similar requirement; or

         (d) in the case of Clause 11.3.1, to the extent that the liability or requirement is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

11.3.3   A Finance Party making, or intending to make, a claim under Clause
         11.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Applicant accordingly.

11.3.4 A Finance Party shall, on receiving a payment from an Obligor under this Clause 11.3, notify the Facility Agent.

11.4     Tax Credit

         If an Obligor makes a Tax Payment and the relevant Finance Party determines in its absolute discretion (but acting in good faith) that it has obtained, utilised and retained (or will obtain, utilise and retain) a Tax Credit which is attributable to either:

         (a)  an increased payment of which that Tax Payment forms part;

         (b)  that Tax Payment; or

         (c)  the Tax with respect to which the Tax Payment was made,

         such Finance Party shall promptly pay to the Obligor the amount reasonably determined in good faith by such Finance Party to be the amount which will leave such Finance Party (after the payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

11.5     Stamp taxes

         The Applicant shall within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to any stamp duty, registration tax or other similar Tax which is payable in respect of any of the Finance Documents.

11.6     Value added tax

11.6.1 All amounts which are expressed to be payable under any of the Finance Documents by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes for any supply of goods or services shall be deemed to be exclusive of any VAT which is chargeable on that supply. Subject to Clause 11.6.3, if VAT is chargeable on any supply made by any Finance Party to any Party under any of the Finance Documents, that Party shall pay (in addition to and at the same time as paying the consideration for the supply) an amount equal to the amount of the VAT (and the Finance Party shall promptly provide an appropriate VAT invoice to that Party).

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

11.6.2 If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under any of the Finance Documents, and any Party (the Relevant Party) is required by the terms of any of the Finance Documents to pay to the Supplier an amount equal to the consideration for that supply (rather than being required to reimburse the Recipient in respect of that consideration), the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying that amount) an amount equal to the amount of the VAT. The Recipient shall promptly pay to the Relevant Party an amount equal to any VAT credit or repayment which, as reasonably determined by the Recipient, relates to that supply.

11.6.3 Where any Party is required by any of the Finance Documents to reimburse a Finance Party in respect of any cost or expense, that Party shall at the same time indemnify the Finance Party against any VAT incurred by the Finance Party in respect of the cost or expense to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to any credit or repayment from the relevant tax authority in respect of that VAT.

12       Increased Costs

12.1     Increased Costs

12.1.1 Subject to Clause 12.3 (Exceptions) the Applicant shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) compliance with any law or regulation relating to capital adequacy, whether made before or after the date of this Agreement.

12.1.2   In this Agreement Increased Costs means:

         (a) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

         (b)  an additional or increased cost; or

         (c)  a reduction of any amount due and payable under any Finance
              Document,

         which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2     Increased Cost claims

12.2.1 A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Applicant.

12.2.2 Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

12.3     Exceptions

12.3.1 Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

         (a)  attributable to a Tax; or

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

         (b) attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13       Other indemnities

13.1     Currency indemnity

13.1.1 If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

         (a)  making or filing a claim or proof against that Obligor; or

         (b) obtaining or enforcing an order, judgment or award in relation to any litigation proceedings,

         that Obligor shall, as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

13.1.2 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2     Other indemnities

         The Applicant shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

         (a)  the occurrence of any Event of Default;

         (b) a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

         (c) issuing or funding, or making arrangements to issue or fund, its participation in a Performance Guarantee requested but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

         (d) a Performance Guarantee (or part of a Performance Guarantee) not being cancelled, reduced or cash covered in accordance with a notice given by the Applicant.

13.3     Indemnity to the Facility Agent and the Issuing Bank

         The Applicant shall promptly indemnify the Facility Agent and the Issuing Bank against any cost, loss or liability incurred by either of them (acting reasonably) as a result of:

         (a) investigating any event which it reasonably believes is a Default;

         (b) entering into or performing any foreign exchange contract for the purposes of Clause 32.9 (Change of currency); or

         (c) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

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

14       Mitigation by the Banks

14.1     Mitigation

14.1.1 Each Finance Party shall, in consultation with the Applicant, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

14.1.2 Clause 14.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

14.2     Limitation of liability

14.2.1 The Applicant shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

14.2.2 A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15       Costs and expenses

15.1     Transaction expenses

         The Applicant shall promptly on demand pay the Arranger and the Facility Agent the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents provided that the Applicant shall not be responsible for any legal fees incurred by the Arranger and the Facility Agent in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents in excess of $30,000 (excluding VAT, disbursements and any costs relating to non-English law advisers).

15.2     Amendment costs

         If (a) an Obligor requests an amendment, waiver or release of, or consent in relation to, any Finance Document or (b) an amendment is required to any Finance Document pursuant to Clause 32.9 (Change of currency), the Applicant shall, within three Business Days of demand, reimburse the Finance Parties for the amount of all costs and expenses (including legal fees) reasonably incurred by them in responding to, evaluating, negotiating or complying with that request or requirement.

15.3     Enforcement costs

         The Applicant shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the investigation of any possible Default.


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

Section 6 - Guarantee

16       Guarantee and indemnity

16.1     Guarantee and indemnity

         The Guarantor irrevocably and unconditionally:

         (a) guarantees to each Finance Party punctual performance by the Applicant of all the Applicant's obligations under the Finance Documents;

         (b) undertakes with each Finance Party that whenever the Applicant does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

         (c) indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

16.2     Continuing guarantee

         This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3     Reinstatement

         If any payment by an Obligor or discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced as a result of insolvency, liquidation, administration or any similar event:

         (a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

         (b) the Finance Parties shall be entitled to recover the value or amount of that Security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

16.4     Waiver of defences

         The obligations of the Guarantor under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16 (whether or not known to it or any Finance Party) including:

         (a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

         (b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any person;

         (c) the taking, variation, compromise, exchange, renewal, enforcement or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

         (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

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

         (e) any amendment (however fundamental), replacement, variation, novation, assignment or the avoidance or termination of a Finance Document or any other document or Security;

         (f) any unenforceability, illegality or invalidity of any obligation of, or any Security created by, any person under any Finance Document or any other document; or

         (g)  any insolvency, liquidation, administration or similar procedure.

16.5     Immediate recourse

         The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6     Appropriations

         During the Facility Period, each Finance Party may:

         (a) refrain from applying or enforcing any other moneys, Security or rights held or received by it (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by the Obligors under or in connection with the Finance Documents, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

         (b) hold in an interest-bearing suspense account any moneys received from the Guarantor on account of the Guarantor's liability under this Clause 16.

16.7     Deferral of Guarantor's rights

         During the Facility Period, and unless the Facility Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance
         Documents:

         (a) to receive or claim payment from or be indemnified by the Applicant;

         (b) to claim any contribution from any other guarantor of, or provider of Security in respect of, any Obligor's obligations under the Finance Documents;

         (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Finance Party under any Finance Document or of any guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

         (d)  to exercise any right of set-off against the Applicant; and/or

         (e) to claim or prove as a creditor of the Applicant in competition with any Finance Party.

16.8     Additional Security

         This guarantee is in addition to, is not in any way prejudiced by, and shall not merge with, any other guarantee or Security now or in the future held by any Finance Party.

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

Section 7 - Subordination of Inter-Company Note

17       Subordination

17.1     Scope

17.1.1 The indebtedness of the Guarantor owed to the Subordinated Creditor and evidenced by the Inter-Company Note shall be subordinated to the Senior Liabilities in the manner set forth in such Inter-Company Note as in effect of the date hereof.

17.1.2 The Guarantor acknowledges and agrees to the subordination arrangements between or relating to the Finance Parties and the Subordinated Creditor and none of the undertakings in this Clause 17 on the part of any Finance Party or by the Subordinated Creditor under the subordination provisions of the Inter-Company Note is given to any Obligor or any Subsidiaries of any Obligor or shall be enforceable by any of them.

17.1.3 For the purposes of this Clause 17, the following terms have the following meanings:

         Conditional Release Date means the earlier of:

         (a) the date on which the Senior Secured Notes are fully repaid following an equity infusion into the Guarantor; and

         (b) the date on which the Guarantor has discharged all of its obligations and liabilities in relation to the Calyon Facility Agreement (other than any contingent indemnification obligations that expressly survive the termination of such agreement).

         Senior Liabilities means all liabilities and obligations (whether actual or contingent, primary or secondary) of the Guarantor to the Finance Parties under or in respect of the Finance Documents.

         Subordinated Liabilities means all liabilities and obligations (whether actual or contingent, primary or secondary) of the Guarantor to the Subordinated Creditor under the Inter-Company Note.

17.2     Term of subordination

17.2.1 Subject to Clause 17.2.2, the Guarantor undertakes to ensure that the subordination provisions in favour of the Finance Parties set forth in the Inter-Company Note shall apply until the Conditional Release Date, or, if earlier, until the Senior Liabilities (other than any contingent indemnification obligations that expressly survive the termination of this Facility) cease to exist. Upon the Conditional Release Date, the subordination provisions in favour of the Finance Parties set forth in the Inter-Company Note shall automatically terminate, without the need for further action by any of the parties hereto or the Subordinated Creditor.

17.2.2 The Guarantor undertakes to ensure that any termination or release of the obligations of the Subordinated Creditor under the subordination provisions in favour of the Finance Parties set forth in the Inter-Company Note pursuant to the occurrence of the Conditional Release Date shall be conditional. If following such termination or release, the Subordinated Liabilities:

         (a)  are not fully discharged; and

         (b) are subordinated to any liabilities and obligations of the Guarantor to any third party creditor of the Guarantor or any of its Subsidiaries,

         the Guarantor shall ensure that the subordination provisions in favour of the Finance Parties set forth in the Inter-Company Note shall be automatically reinstated, to which terms the Subordinated Creditor shall be bound, and the Finance Parties shall be entitled to enforce such subordination provisions against the Subordinated Creditor as if such termination or release had not occurred and any such Conditional Release Date had not taken place, and the Conditional Release Date will cease to have effect for the purposes of this Agreement; provided that if the Inter-Company Note subsequently ceases to be subordinated to the liabilities and obligations of the Guarantor to all such third party creditors of the Guarantor or any of its Subsidiaries (other than the Finance Parties), the subordination provisions in favour of the Finance Parties set forth in the Inter-Company Note shall be automatically terminated.

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

17.3     Ranking of liabilities

17.3.1 The Guarantor undertakes to ensure that the Senior Liabilities shall rank in priority to the Subordinated Liabilities as provided in the Inter-Company Note as in effect on the date hereof.

17.3.2 Nothing in this Clause 17, or any other provision of this Agreement, shall operate to prohibit, prevent or require the consent of any party for any payment of any of the Senior Liabilities.


                                       32
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Section 8 - Representations, warranties, undertakings and Events of Default

18       Representations and warranties

         Each Finance Party has entered into this Agreement in reliance on the representations of each Obligor set out in this Clause 18, and each Obligor warrants to each Finance Party on the date of this Agreement as set out in this Clause 18.

18.1     Status

18.1.1 Each of the Obligors and McDermott Mauritius is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

18.1.2 Each of the Obligors and McDermott Mauritius has the power to sue and be sued in its own name and to own its assets and carry on its business as that business is being and is intended to be conducted.

18.2     Binding obligations

         The obligations expressed to be assumed by each of the Obligors and McDermott Mauritius in each Finance Document and Contract to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Issue), legal, valid, binding and enforceable obligations.

18.3     Non-conflict with other obligations

         The entry into and performance by each of the Obligors and McDermott Mauritius of, and the transactions contemplated by, the Finance Documents and the Contracts to which it is a party do not and will not conflict with:

         (a)  any law or regulation applicable to it or binding on its assets;

         (b)  its constitutional documents; or

         (c) any agreement or instrument binding upon it or any of its assets, except for any such conflict as would not reasonably be expected to have a Material Adverse Effect.

18.4     Power and authority

         Each of the Obligors and McDermott Mauritius has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and Contracts to which it is a party and the transactions contemplated by those Finance Documents or Contracts.

18.5     Validity and admissibility in evidence

         All Authorisations required:

         (a) to enable each of the Obligors and McDermott Mauritius lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and Contracts to which it is a party;

         (b) to make the Finance Documents and Contracts to which it is a party admissible in evidence in its jurisdiction of incorporation; and

         (c) to enable each of the Obligors and McDermott Mauritius and each Subsidiary of any Obligor or McDermott Mauritius to carry on its business, trade and ordinary activities, have been obtained or effected and are in full force and effect, except where the failure to obtain or effect any such authorisation would not reasonably be expected to have a Material Adverse Effect.

18.6     Certified Copies

         Any document provided to any Finance Party by or on behalf of each of the Obligors or McDermott Mauritius which purports to be a Certified Copy is a true, complete and accurate copy of the original document which has not been amended other than by a document a Certified Copy of which is attached to it.

18.7     Governing law and enforcement

18.7.1 The choice of the governing law of each Finance Document to which any Obligor is a party and, if applicable, the governing law of the Inter-Company Note will be recognised and enforced in that Obligor's jurisdiction of incorporation.

18.7.2 Any judgment obtained in the jurisdiction of the governing law of each Finance Document to which any Obligor is a party will be recognised and enforced in that Obligor's jurisdiction of incorporation.

18.8     Deduction of Tax

         It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.9     No filing or stamp taxes

         Under the law of the jurisdiction of incorporation of each of the Obligors and McDermott Mauritius it is not necessary that any of the Finance Documents or Contracts to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents or Contracts or any of the transactions contemplated by the Finance Documents or Contracts.

18.10    Compliance with Tax laws

         Each of the Obligors and McDermott Mauritius has complied with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except in relation to Tax liabilities arising in the ordinary course of its day-to-day trading activities or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to the Facility Agent by or on behalf of it under this Agreement, except where the failure to so comply with Tax Laws or pay or provide for such Taxes would not reasonably be expected to have a Material Adverse Effect.

18.11    No default

18.11.1 No Event of Default is continuing or would reasonably be expected to result from the requesting or issuance of a Performance Guarantee.

18.11.2 No other event or circumstance is outstanding which constitutes (or would do so with the expiry of a grace period, the giving of notice, the making of any determination with respect to facts that have already occurred or any combination of any of the foregoing) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any Obligor or McDermott Mauritius or to which its assets are subject, except for any such default or termination event that would not reasonably be expected to have a Material Adverse Effect.

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

18.12    No misleading information

18.12.1 Any factual information provided by or on behalf of any Obligor, the Subordinated Creditor or McDermott Mauritius to the Finance Parties for the purposes of the Finance Documents or Contracts, taken together, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

18.12.2 The financial projections and performance reports prepared by any Obligor or McDermott Mauritius in relation to its business or the projects under the Contracts and provided to the Finance Parties have been prepared on the basis of recent historical information and on the basis of reasonable assumptions believed by the Applicant to be reasonable in all material respects at the time of preparation.

18.12.3 Nothing has occurred or been omitted from the information provided to the Finance Parties prior to the date of this Agreement and no information has been given or withheld which results in the information provided to the Finance Parties prior to the date of this Agreement, taken together, being untrue or misleading in any material respect.

18.13    Financial statements

18.13.1 The Original Financial Statements of the Guarantor were prepared in accordance with GAAP consistently applied (except as notified therein).

18.13.2 There has been no material adverse change in the business, financial condition or assets of the Guarantor since the date of the Original Financial Statements, except for ordinary wear and tear on assets and net losses derived from the operations of the Guarantor, as reflected in any subsequently delivered financial statements provided to the Facility Agent pursuant to Clause 19.1 (Financial statements).

18.14    Pari passu ranking

         Each Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.15    No proceedings pending or threatened

         Except as disclosed in the Original Financial Statements or in any subsequently delivered financial statements provided to the Facility Agent pursuant to the provisions of Clause 19.1 (Financial statements), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of each Obligor's knowledge and belief) been started or threatened against it, McDermott Mauritius or any of their Subsidiaries which would reasonably be expected to have a Material Adverse Effect, nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body, except for any such judgment or award which would not reasonably be expected to have a Material Adverse Effect.

18.16    Insolvency

         No Obligor or McDermott Mauritius has taken any action nor (to the best of each Obligor's knowledge and belief) have any steps been taken or legal proceedings been started or threatened against any of them for its winding-up, dissolution or re-organisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

18.17    No Security created

         The execution by any Obligor or McDermott Mauritius of the Finance Documents and Contracts to which it is a party and the exercise of its rights and the performance of its obligations under those Finance Documents will not result in the creation of, or any obligation to create, any Security over or in respect of any of its assets other than in favour of the Finance Parties.

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18.18    Environmental

         Each of the Obligors and McDermott Mauritius has:

         (a) at all times complied with all applicable Environmental Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and is not aware of any Environmental Matter the existence of which would reasonably be expected to have a Material Adverse Effect;

         (b) obtained and holds in its name every Environmental Consent required under or pursuant to any Environmental Law in connection with the conduct by it of its business and the ownership, use, exploitation or occupation by it of its assets the absence or lack of which would reasonably be expected to have a Material Adverse Effect;

         (c) at all times complied with the conditions, restrictions and covenants imposed in, or in connection with every Environmental Consent, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and no circumstances resulting from any Environmental Matter have arisen which would give rise to an entitlement of any regulatory body to revoke, suspend, amend, vary, withdraw or transfer any Environmental Consent or which might give rise to a claim against any Obligor or McDermott Mauritius which would reasonably be expected to have a Material Adverse Effect;

18.19    Repetition

         The representations set out in this Clause 18 (Representations and warranties) shall survive the execution of this Agreement and the Repeating Representations are deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on the date of each Issue Request and the date on which any commission is payable in accordance with Clause 8 (Commission).

19       Information undertakings

         The undertakings in this Clause 19 remain in force from the date of this Agreement until the expiry of the Facility Period.

19.1     Financial statements

         The Guarantor shall supply to the Facility Agent in sufficient copies for all the Banks:

         (a) as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

         (b) as soon as the same become available (but in any event within 60 days after the end of each successive period of three Months during each of its financial years) its consolidated management accounts for that period, in form and substance reasonably satisfactory to the Facility Agent.

19.2     Requirements as to financial statements

19.2.1 Each set of financial statements delivered by the Guarantor pursuant to Clause 19.1 (Financial statements) shall be certified by an authorised officer or a director of the Guarantor as fairly presenting in all material respects its consolidated financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

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19.2.2   Subject to Clause 19.2.3, the Guarantor shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting bases, policies, practices and procedures and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements, except for such changes as are reflected therein with the concurrence of the Auditors.

19.2.3 In relation to all sets of financial statements, the Guarantor shall notify the Facility Agent of any change in GAAP, the accounting bases, policies, practices and procedures or financial reference periods and shall deliver to the Facility Agent as soon as reasonably practicable after that change a description of any change necessary for those financial statements to reflect GAAP, the accounting bases, policies, practices and procedures or financial reference periods upon which the Original Financial Statements were prepared.

19.3     Contract performance reports

         The Obligors shall supply to the Facility Agent (in sufficient copies for all the Banks, if the Facility Agent so requests) no later than on the 15th day of each calendar month, a report in a form agreed in advance by the Facility Agent and signed by an officer or director of McDermott Mauritius setting out, inter alia, certain performance and payment related information in connection with each Contract during the previous calendar month under each Contract.

19.4     Information: miscellaneous

         Each Obligor shall supply to the Facility Agent (in sufficient copies for all the Banks, if the Facility Agent so requests):

         (a) all notices dispatched by it or McDermott Mauritius to its shareholders (or any class of them) relating to the winding up of its business or related matters or to its creditors generally (as opposed to a particular class of creditors) at the same time as they are dispatched; and

         (b) promptly, such further information regarding the financial condition, business, operations and prospects of any Obligor or McDermott Mauritius as any Finance Party (through the Facility Agent) may reasonably request.

19.5     Notification of default

         Each Obligor shall notify the Facility Agent of:

         (a) any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence;

         (b) any litigation, arbitration or administrative proceedings commenced against any Obligor or McDermott Mauritius which have (to the best of the Applicant's or the Guarantor's knowledge and belief) been started against any Obligor or McDermott Mauritius or any of their Subsidiaries which, if adversely determined, would result in an uninsured liability exceeding $20,000,000;

         (c) any Security or rights being created over or against any Contracts, Proceeds, the Cash Cover Account or the Proceeds Account; and

         (d) any other occurrence relating to an Obligor or McDermott Mauritius (including any third party claim or liability) which would reasonably be expected to have a Material Adverse Effect.

19.6     Use of websites

19.6.1 Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the Website Banks) who accept this method of communication by posting this information onto an electronic website designated by the Applicant or the Guarantor (as applicable) and the Facility Agent (the Designated Website) if:

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         (a)  the Facility Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

         (b) each of the Applicant, the Guarantor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

         (c) the information is in a format previously agreed between the Applicant or the Guarantor (as applicable) and the Facility Agent.

         If any Bank (a Paper Form Bank) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors accordingly and the Obligors shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Bank) in paper form. In any event each Obligor shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

19.6.2 The Facility Agent shall supply each Website Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Applicant or the Guarantor (as applicable) and the Facility Agent.

19.6.3 Each Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

         (a) the Designated Website cannot be accessed due to technical failure;

         (b)  the password specifications for the Designated Website change;

         (c) any new information which is required to be provided under this Agreement is posted onto the Designated Website;

         (d) any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

         (e) the Applicant or the Guarantor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

19.6.4 If the Applicant or the Guarantor notifies the Facility Agent under Clause 19.6.3(a) or Clause 19.6.3(e), all information to be provided by each Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.6.5 Any Website Bank may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Obligor shall comply with any such request within ten Business Days.

19.7     "Know your customer" checks

19.7.1 To the extent that any information or documents necessary to comply with all anti money laundering regulations to which the Issuing Bank and the Banks are subject was not already delivered to the Facility Agent prior to the issuance of the first Performance Guarantee, in form and substance reasonably satisfactory to the Facility Agent, each Obligor shall deliver all such undelivered information and documents to the Facility Agent, in form and substance reasonably satisfactory to the Facility Agent, within 10 days after being notified of the information or documents required.

19.7.2 If the Facility Agent , the Issuing Bank or any Bank (or, in the case of paragraph (c) below, any prospective new Bank) is obliged by:

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

         (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

         (b) any change in the status of an Obligor or McDermott Mauritius after the date of this Agreement; or

         (c) a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

         to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent, the Issuing Bank or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of the Issuing Bank or any Bank), the Issuing Bank or any Bank (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Bank) in order for the Facility Agent, the Issuing Bank, such Bank or, in the case of the event described in paragraph (c) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7.3 Each of the Banks and the Issuing Bank shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20       Positive undertakings

         The undertakings in this Clause 20 remain in force from the date of this Agreement until the expiry of the Facility Period.

20.1     Authorisations

         Each Obligor shall (and shall ensure that McDermott Mauritius will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to carry on its business, trade and ordinary activities and to perform its obligations under the Finance Documents and Contracts to which it is a party and to ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation of any Finance Document or Contract to which it is a party, except for any such Authorisation as to which the failure to so obtain, comply and maintain would not reasonably be expected to have a Material Adverse Effect.

20.2     Contracts

         The Obligors shall procure that McDermott Mauritius will:

         (a) perform and observe in all material respects all of its obligations and exercise all of its rights under the Contracts in accordance with its terms;

         (b) comply in all material respects with the provisions of any bonds and/or guarantees issued by or to it under the Contracts in accordance with their terms; and

         (c) (and that each of the Obligors will) promptly on becoming aware notify the Facility Agent of:

                  (i) any threat of termination or repudiation by any Project
                      Owner;

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

                  (ii) any material dispute with any Project Owner; or

                  (iii) any material delay under the Contracts.

20.3     Inter-Company Note

         The Guarantor shall not and the Obligors shall procure that the Subordinated Creditor shall not breach, or take any steps which are materially contrary to, any subordination terms under the Inter-Company Note or Clause 17 (Subordination) and shall not amend or terminate any such terms, if to do so may have the effect of putting the Finance Parties in a less favourable position in respect of their rights against the Guarantor without the prior written consent of the Facility Agent (it being understood that the addition of other senior indebtedness to the subordination terms thereof is not less favourable to the Finance Parties).

20.4     Compliance with laws

         Each Obligor shall (and shall ensure that McDermott Mauritius will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and Contracts to which it is a party.

20.5     Taxes

         Each Obligor shall (and shall ensure that McDermott Mauritius will) pay and discharge all Taxes and governmental charges payable by or assessed upon it and as to which the failure to so pay and discharge would reasonably be expected to have a Material Adverse Effect, which payment and discharge shall be made before the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld provided that (unless, in the case of the Guarantor and its Subsidiaries, the Auditors advise otherwise) adequate reserves shall be set aside with respect to any such Taxes or charges so contested.

20.6     Access

         Each Obligor shall (and shall ensure that McDermott Mauritius will) permit the Facility Agent and any person (being an accountant, auditor, solicitor, valuer or other professional adviser of the Facility Agent) authorised by the Facility Agent to have, at all reasonable times during normal business hours, and on reasonable notice, access to the officers, property, premises and accounting books and records of that Obligor, Subsidiary or McDermott Mauritius.

20.7     Compliance with Environmental Law

         Each Obligor shall (and shall ensure that McDermott Mauritius will) comply in all respects with Environmental Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

20.8     Service of notices

         Each Obligor shall (and shall ensure that McDermott Mauritius will) provide the Banks and the Issuing Bank with copies within five Business Days of receipt of any notice, order, claim or other requirement from a regulatory body, court or third party, together with relevant background information, compliance with which will have or is likely to have a Material Adverse Effect.

20.9     Insurance

         Each Obligor shall (and shall ensure that McDermott Mauritius will) maintain insurance consistent with past practices in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Obligor or McDermott Mauritius, as applicable, operates.

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20.10    Proceeds

         Each Obligor shall (and shall procure that McDermott Mauritius and each Project Owner shall):

         (a) ensure that each invoice to be delivered to the Project Owners in relation to the Contracts shall irrevocably instruct the relevant Project Owner to pay all Proceeds due thereunder to the Proceeds Account;

         (b) ensure that all Proceeds of the relevant Contract are promptly paid to the Proceeds Account; and

         (c) not amend or change the instructions given to any Project Owner in the relevant Instruction Letter and invoice or give any other instructions to such Project Owner with respect to the payment of the Proceeds which are inconsistent with such Instruction Letter and invoice or with any of the other terms of the Finance Documents.

20.11    Instruction Acknowledgements

         To the extent that any Instruction Acknowledgement was not already delivered to the Facility Agent prior to the issuance of the first Performance Guarantee, in form and substance reasonably satisfactory to the Facility Agent, each Obligor shall (and shall procure that McDermott Mauritius shall) ensure that the Project Owners deliver all relevant Instruction Acknowledgements to the Facility Agent, in form and substance satisfactory to the Facility Agent, within 60 days after the date of this Agreement.

20.12    Return of Performance Guarantees

         The Obligors shall use commercially reasonable efforts to ensure that any Performance Guarantees issued by the Issuing Bank in relation to any Contract will be delivered (marked "cancelled" by the relevant Project Owner) to the Facility Agent on or promptly after the Termination Date of that Contract. Upon receipt of any such cancelled Performance Guarantee, the Facility Agent shall promptly deliver such cancelled Performance Guarantee to the Issuing Bank.

21       Negative undertakings

         The undertakings in this Clause 21 remain in force from the date of this Agreement until the expiry of the Facility Period.

21.1     Contracts

         The Obligors shall ensure that McDermott Mauritius will not make or agree to any amendment to a Contract that would have the effect of increasing or prolonging or otherwise changing in a material way the liability of a Finance Party under any Finance Document (including, without limitation, changing the timing or amount of potential payments under a Performance Guarantee).

21.2     Negative pledge

21.2.1 No Obligor shall (and the Obligors shall procure that McDermott Mauritius will not) create or permit to subsist any Security over any Contract, any Proceeds, the Cash Cover Account or the Proceeds Account.

21.3     Change of business

         Each Obligor shall procure that no substantial change is made to the general nature of the business of any Obligor or McDermott Mauritius from that carried on at the date of this Agreement.

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22       Events of Default

         Each of the events or circumstances set out in this Clause 22 is an Event of Default.

22.1     Non-payment

         An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless payment is made within three Business Days of its due date.

22.2     Other obligations

         An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)) unless the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (a) the Facility Agent giving notice to the Applicant of such failure to comply or (b) an officer or director of the Applicant becoming aware of the failure to comply.

22.3     Misrepresentation etc.

         Any representation, warranty or statement made or given or deemed to be made or given by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor or McDermott Mauritius under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.4     Cross default

22.4.1 Any Financial Indebtedness of any Obligor or McDermott Mauritius is not paid when due and following the expiry of any applicable grace period.

22.4.2 Any Financial Indebtedness of any Obligor or McDermott Mauritius is declared to be or otherwise becomes due and payable before its specified maturity.

22.4.3 Any creditor of any Obligor or McDermott Mauritius becomes entitled to declare any Financial Indebtedness of any Obligor or McDermott Mauritius (as applicable) due and payable before its specified maturity as a result of an event of default (however described).

22.4.4 No Event of Default will occur under this Clause 22.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.4.1 to 22.4.3 is less than $10,000,000 (or its equivalent in any other currency or currencies).

22.5     Insolvency

22.5.1 Any Obligor or McDermott Mauritius is unable or admits in writing its inability to pay its debts as they fall due.

22.5.2 A moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any Obligor or McDermott Mauritius.

22.6     Insolvency proceedings

         Any corporate action, legal proceedings or other legal procedure (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a board resolution) authorising or contemplating:

         (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or McDermott Mauritius;

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

         (b) the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of any Obligor or McDermott Mauritius or any of its assets; or

         (c) enforcement of any Security over any assets of any Obligor or McDermott Mauritius except where any such enforcement would not reasonably be expected to have a Material Adverse Effect.

22.7     Creditors' process

         Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or McDermott Mauritius which would reasonably be expected to have a Material Adverse Effect.

22.8     Ownership of the Obligors and McDermott Mauritius

         McDermott Mauritius ceases to be a Subsidiary of the Applicant or the Applicant ceases to be a Subsidiary of the Guarantor or the Guarantor ceases to be a Subsidiary of the Subordinated Creditor.

22.9     Cessation of business

         Any Obligor or McDermott Mauritius suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business or the implementation of the projects under the Facility or the Contracts (other than completion pursuant to their terms).

22.10    Unlawfulness

         It is or becomes unlawful for any Obligor or McDermott Mauritius to perform any material portion of its obligations under the Finance Documents or, as the case may be, the Contracts, if the effect of such event is to cause RL2 or RL3 to terminate the Contract.

22.11    Repudiation

         Any Obligor or McDermott Mauritius repudiates a Finance Document or states its intention in writing to repudiate a Finance Document or, as the case may be, the Contracts.

22.12    Finance Documents and guarantees

         Any Finance Document, or, in any case, the guarantee of the Guarantor under this Agreement is not (or is claimed by any Obligor or McDermott Mauritius not to be) in full force and effect in all material respects.

22.13    Rescission of Finance Documents

         Any Obligor or McDermott Mauritius rescinds or purports to rescind any Finance Document or Contract in whole or in part where to do so would or would reasonably be expected to have a Material Adverse Effect.

22.14    Contracts

         Except as contemplated under this Agreement, any Contract is terminated where to do so would reasonably be expected to have a Material Adverse Effect.

22.15    Material adverse change

         Any event or series of events occurs which has or would have a Material Adverse Effect.

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22.16    Acceleration

         On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Banks, by notice to the Applicant:

         (a) cancel the Total Commitments whereupon they shall immediately be cancelled;

         (b) require the Applicant to procure the cancellation or reduction of all issued Performance Guarantees; and/or

         (c) declare that full Cash Cover in respect of each Performance Guarantee is immediately due and payable whereupon it shall be immediately due and payable.

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Section 9 - Bank accounts

23       Opening and operation of Proceeds Account and Cash Cover Account

         During the Facility Period, the Applicant irrevocably and unconditionally authorises the Facility Agent to open and maintain the Proceeds Account and, upon the occurrence of a Default or Event of Default, the Cash Cover Account and the following terms shall apply:

         (a) All amounts from time to time standing to the credit of the Cash Cover Account only shall bear interest at the rate reasonably determined by the Facility Agent to be the rate offered by the Facility Agent to customers of similar standing to the Applicant for comparable amounts and comparable periods. Such interest shall be credited to the Cash Cover Account.

         (b) The terms of this Agreement shall override (to the extent of any inconsistency) any terms agreed between the Applicant and the Facility Agent (as account holding bank) in relation to the maintenance and operation of the Proceeds Account or the Cash Cover Account.

         (c) The Applicant shall pay to the Facility Agent such transaction charges and other fees as the Applicant and the Facility Agent may agree in relation to the operation and maintenance of the Proceeds Account and the Cash Cover Account, provided that such charges and fees shall be consistent with the Facility Agent's normal practice.

24       Cash Cover Account

24.1     Cash Cover Account withdrawals

         Unless the Facility Agent agrees otherwise, no withdrawals of any amounts standing to the credit of the Cash Cover Account may be made or requested by the Applicant except in accordance with Clause 24.2 (Authority to debit Cash Cover Account).

24.2     Authority to debit Cash Cover Account

         The Applicant authorises the Facility Agent, at any time and without notice to the Applicant, to debit the Cash Cover Account and apply such debited funds in or towards discharge of such of the Obligors' obligations under the Finance Documents as are then due and payable but unpaid, including to pay the Issuing Bank and the Banks amounts due and payable to it in relation to any Performance Guarantee or under this Agreement until no amount is or may be outstanding under any Performance Guarantee or under this Agreement.

24.3     Release of funds

         If the aggregate amount of funds deposited in the Cash Cover Account exceeds the maximum amount of the Obligors' liabilities (whether then due or contingent) under the Finance Documents as at the date of determination, the Facility Agent will release any excess amounts to the Applicant.

25       Proceeds Account

25.1     Proceeds Account withdrawals

         Notwithstanding any terms agreed between the Applicant and the Facility Agent (as account holding bank) in relation to the maintenance and operation of the Proceeds Account, no withdrawals of any amounts standing to the credit of the Proceeds Account may be made or requested by the Applicant if there is an Event of Default or if an Event of Default would occur as a result of a withdrawal. Subject to this Clause, the Applicant may withdraw amounts standing to the credit of the Proceeds Account.

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25.2     Authority to debit Proceeds Account

         The Applicant authorises the Facility Agent, upon and during the continuance of an Event of Default and without notice to the Applicant, to transfer any sums standing to the credit of the Proceeds Account or thereafter credited to the Proceeds Account to the Cash Cover Account up to such amounts as necessary to ensure that the total amounts standing to the credit of the Cash Cover Account is at least equal to the maximum amount of the Obligors' liabilities (whether then due or contingent) under the Finance Documents as at the date of determination.

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Section 10 - Changes to Parties

26       Changes to the Banks

26.1     Assignments and transfers by the Banks

         Subject to this Clause 26, a Bank (the Existing Bank) may:

         (a)  assign any of its rights under the Finance Documents; or

         (b) transfer by novation any of its rights and obligations under the Finance Documents,

         to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Bank).

26.2     Conditions of assignment or transfer

26.2.1 The consent of the Applicant is required for an assignment by the Bank, unless the assignment is to an Affiliate of the Bank or an Event of Default is continuing.

26.2.2 The consent of the Applicant to an assignment must not be unreasonably withheld or delayed. The Applicant will be deemed to have given its consent five Business Days after the Bank has requested it unless consent is expressly refused by the Applicant within that time.

26.2.3 Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Bank's rights and/or obligations under the Facility.

26.2.4   An assignment will only be effective on:

         (a) receipt by the Facility Agent of written confirmation from the New Bank (in form and substance reasonably satisfactory to the Facility Agent) that the New Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Bank; and

         (b) performance by the Facility Agent of all necessary "know your customer" and other similar checks under all applicable laws and regulations in relation to such assignment to a New Bank, the completion of which the Facility Agent shall promptly notify to the Existing Bank and the New Bank.

26.2.5   A transfer will only be effective if the procedure set out in Clause
         26.5 (Procedure for transfer) is complied with.

26.2.6   If:

         (a) a Bank assigns or transfers any of its rights or obligations under the Finance Documents in accordance with Clause 26.1 (Assignments and transfers by the Banks) or changes its Facility Office; and

         (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment or an increased payment to the New Bank or Bank acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

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26.3     Assignment or transfer fee

         The New Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $1,000.

26.4     Limitation of responsibility of Existing Banks

26.4.1 Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

         (a) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

         (b)  the financial condition of any Obligor;

         (c) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

         (d) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

         and any representations or warranties implied by law are excluded.

26.4.2 Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

         (a) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its respective participations in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

         (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount are or may be outstanding under the Finance Documents or any Commitment is in force.

26.4.3   Nothing in any Finance Document obliges an Existing Bank to:

         (a) accept a re-transfer from a New Bank of any of the rights and obligations assigned or transferred under this Clause 26; or

         (b) support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5     Procedure for transfer

26.5.1 Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 26.5.4 when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank.

26.5.2 The Facility Agent shall, subject to Clause 26.5.3, execute the Transfer Certificate referred to in Clause 26.5.1 as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement.

26.5.3 The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary "know your customer" or other similar checks under its own internal procedures and all applicable laws and regulations in relation to the transfer to such New Bank.

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

26.5.4   On the Transfer Date:

         (a) to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

         (b) each of the Obligors and the New Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Bank have assumed and/or acquired the same in place of that Obligor and the Existing Bank;

         (c) the Arranger, the Facility Agent, the Issuing Bank, the New Bank and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an Original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Arranger, the Facility Agent, the Issuing Bank and the Existing Bank shall each be released from further obligations to each other under the Finance Documents; and

         (d)  the New Bank shall become a Party as a Bank.

26.6     Redistribution of commission

         On or before the Transfer Date, the Existing Bank shall pay to the New Bank an amount equal to such part of the advance commission received by the Existing Bank under this Agreement for the Commission Period in which the Transfer Date occurs) which relates to the period of liability assumed by the New Bank from the Transfer Date to the end of that Commission Period. No Party (other than the Existing Bank) shall have any obligation to the New Bank for the payment of any part of the advance commission referred to in this Clause.

26.7     Copy of Transfer Certificate to Applicant

         The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Applicant a copy of that Transfer Certificate.

26.8     Disclosure of information

         Any Bank may disclose to any of its Affiliates and any other person:

         (a) to (or through) whom that Bank assigns or transfers (or seeks to assign or transfer) all or any of its rights and obligations under this Agreement;

         (b) with (or through) whom that Bank enters into (or seeks to enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

         (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

         any information about any Obligor, McDermott Mauritius , the Subordinated Creditor, the Project Owners, the Finance Documents, the Contracts, the Approved Debt and any other document or thing contemplated under the Finance Documents as that Bank shall consider appropriate.

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27       Changes to the Obligors

         No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

                                       50
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Section 11 - The Finance Parties

28       The Issuing Bank

28.1     Role of the Issuing Bank

28.1.1 Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

28.1.2 The Issuing Bank shall not be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account except for any amounts of repayments or reimbursements received by it from the Applicant in respect of Performance Guarantees issued by it to the extent that the Issuing Bank has been paid equivalent amounts by any Banks pursuant to this Agreement.

28.1.3 The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.

28.1.4   The Issuing Bank may rely on:

         (a) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

         (b) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

28.1.5 The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.1.6 The Issuing Bank may act in relation to the Finance Documents and the Performance Guarantees through its personnel and agents.

28.1.7   The Issuing Bank is not responsible for:

         (a) the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Facility Agent, any Party (including itself), or any other person under or in connection with any Finance Document or Performance Guarantee, the transactions contemplated by the Finance Documents or Performance Guarantees or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Performance Guarantees; or

         (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, Performance Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Performance Guarantee.

28.2     Exclusion of liability

28.2.1 Without limiting Clause 28.2.2 below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document or Performance Guarantee, unless directly caused by its gross negligence or wilful misconduct.

28.2.2 No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or Performance Guarantee and any officer, employee or agent of the Issuing Bank may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

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28.3     Credit appraisal by the Banks

         Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document or Performance Guarantee including, but not limited to, those listed in (a) to (e) of Clause 29.14 (Credit appraisal by the Banks and the Issuing Bank).

29       The Facility Agent and the Arranger

29.1     Appointment of the Facility Agent

         Each of the Banks and the Issuing Bank:

         (a) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents; and

         (b) authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2     Duties of the Facility Agent

29.2.1 Except as specifically provided in the Finance Documents or as required by applicable law, the Facility Agent has no obligations or duties of any kind to any other Party under or in connection with any Finance Document.

29.2.2 The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

29.2.3 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

29.2.4 If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

29.2.5 If the Facility Agent is aware of the non-payment of any principal, interest, commission or other fee payable to a Finance Party (other than the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

29.2.6 The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

29.3     Role of the Arranger

         Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4     No fiduciary duties

29.4.1 Nothing in this Agreement constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

29.4.2 Neither the Facility Agent nor the Arranger shall be bound to account to any Bank or the Issuing Bank for any sum or the profit element of any sum received by it for its own account.

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

29.5     Business with the Obligors

         The Facility Agent, the Arranger and any associated company of either of them may:

         (a) act in an agency, trustee, fiduciary or other capacity on behalf of any other bank or financial institution providing facilities to any Obligor, or any associated company of an Obligor, as freely in all respects as if they had not been appointed to act for the Banks or the Issuing Bank under this Agreement in any such capacity;

         (b) subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Obligor or any associated company of an Obligor; and

         (c) accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor,

         without any obligation to disclose to the Banks or the Issuing Bank, or to account to them for or in respect of, any such arrangement or activity.

29.6     Rights and discretions of the Facility Agent

29.6.1   The Facility Agent may rely on:

         (a) any representation, warranty, notice or document believed by it to be genuine, correct and appropriately authorised; and

         (b) any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

29.6.2 The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Banks and the Issuing Bank) that:

         (a) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

         (b) any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and

         (c) any notice or request delivered or made by the Applicant (other than an Issue Request) is made on behalf of and with the consent and knowledge of all the Obligors.

29.6.3 The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

29.6.4 The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

29.6.5 The Facility Agent may disclose to any other Party and to any person engaged by it or through whom it acts in accordance with this Clause 29 any information it reasonably believes it has received as agent under this Agreement.

29.6.6 Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7     Majority Banks' instructions

29.7.1 Unless a contrary indication appears in a Finance Document, the Facility Agent (subject to its legal obligations) shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.

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

29.7.2 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Banks will be binding on all the Finance Parties.

29.7.3 The Facility Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks or the Issuing Bank) until it has received such Security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

29.7.4 In the absence of instructions from the Majority Banks, (or, if appropriate, the Banks or the Issuing Bank) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks and the Issuing Bank.

29.7.5 The Facility Agent is not authorised to act on behalf of a Bank or the Issuing Bank (without first obtaining that Bank's or the Issuing Bank's consent) in any legal proceedings relating to any Finance Document.

29.8     Responsibility for documentation and customer identification

         Neither the Facility Agent nor the Arranger nor any of their respective officers, employees or agents from time to time is responsible for:

         (a) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document Performance Guarantee; or

         (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, Performance Guarantee or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or Performance Guarantee.

29.9     Exclusion of liability

29.9.1 Without limiting this Clause 29.9.1, and without prejudice to the provisions of Clause 32.10(e) (Disruption to payment systems etc), the Facility Agent will not be liable (including for negligence or any other category of liability whatsoever) for any action taken by it or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

29.9.2 No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.3 (Third Party rights) and the provisions of the Third Parties Act.

29.9.3 The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

29.9.4 Notwithstanding the provisions of Clause 32 (Payment mechanics), the Facility Agent shall not be liable to any Obligor, any Bank or the Issuing Bank for the failure, or the consequences of any failure, of any cross-border payment system to effect same-day settlement to an account of any Obligor, any Bank or the Issuing Bank.

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

29.9.5 Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Bank or the Issuing Bank and each of the Banks and the Issuing Bank confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

29.10    Banks' indemnity to the Facility Agent

         Each Bank shall (in its Relevant Proportion) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to payment systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (except to the extent that the Facility Agent has been reimbursed by the Applicant pursuant to a Finance Document).

29.11    Resignation of the Facility Agent

29.11.1 The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Applicant.

29.11.2 Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Applicant, in which case the Majority Banks (after consultation with the Applicant) may appoint a successor Facility Agent.

29.11.3 If the Majority Banks have not appointed a successor Facility Agent in accordance with Clause 29.11.2 within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Applicant) may appoint a successor Facility Agent.

29.11.4 The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

29.11.5 The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

29.11.6 Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

29.11.7 After consultation with the Applicant, the Majority Banks may, by notice to the Facility Agent, require it to resign in accordance with Clause 29.11.2. In this event, the Facility Agent shall resign in accordance with Clause 29.11.2.

29.12    Confidentiality

29.12.1 In acting as agent for the Finance Parties under this Agreement, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

29.12.2 If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

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

29.12.3 Each Finance Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and their Affiliates' respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other Party, (e) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement for the benefit of the Obligors containing provisions substantially the same as those of this Clause 29.12.3 or any other confidentiality obligation referred to herein, to any person described in (a) and (b) of Clause 26.8 (Disclosure of information) (each a Transferee) and any prospective Transferee, (g) with the prior written consent of the Applicant, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Clause 29.12.3 or (ii) becomes available to any Finance Party on a non-confidential basis from a source other than an Obligor, McDermott Mauritius, the Subordinated Creditor or any of their respective Affiliates. For the purposes of this Clause 29.12.3, "Information" means all information received from, or on behalf of, any Obligor, McDermott Mauritius, the Subordinated Creditor or any of their respective Affiliates relating to any Obligor, McDermott Mauritius, the Subordinated Creditor or any of their respective Affiliates, or their business, other than any such information that is available to any Finance Party on a non-confidential basis prior to disclosure by an Obligor, McDermott Mauritius, the Subordinated Creditor or any of their respective Affiliates. Any person required to maintain the confidentiality of Information as provided in this Clause 29.12.3 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

29.13    Relationship with the Banks and Issuing Bank

         The Facility Agent may treat each Bank and Issuing Bank as a Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Bank or Issuing Bank to the contrary in accordance with the terms of this Agreement.

29.14    Credit appraisal by the Banks and the Issuing Bank

         Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Banks and the Issuing Bank confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

         (a) the financial condition, status and nature of each Obligor and any surety for, or provider of Security in respect of, any Obligor's obligations under any Finance Document;

         (b) the adequacy or value of any Security, or the title of any provider of Security;

         (c) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

         (d) whether that Bank or the Issuing Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

         (e) the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

29.15    Deduction from amounts payable by the Facility Agent

         If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30       Conduct of business by the Finance Parties

         No provision of this Agreement will:

         (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

         (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

         (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31       Sharing among the Finance Parties

31.1     Payments to Finance Parties

         If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor or any other person other than in accordance with Clause 32 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

         (a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

         (b) the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 32 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

         (c) the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial payments).

31.2     Redistribution of payments

         The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial payments).

31.3     Recovering Finance Party's rights

31.3.1 On a distribution by the Facility Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

31.3.2 If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 31.3.1, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4     Reversal of redistribution

         If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

         (a) each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

         (b) that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5     Exceptions

31.5.1 This Clause 31 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

31.5.2 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:

         (a)  it notified that other Finance Party of the legal proceedings;
              and

         (b) that other Finance Party had an opportunity to participate in those legal proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal proceedings.

Section 12 - Administration

32       Payment mechanics

32.1     Payments to the Facility Agent

32.1.1 On each date on which an Obligor, a Bank or the Issuing Bank is required to make a payment under a Finance Document, that Obligor, a Bank or the Issuing Bank shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

32.1.2 Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

32.2     Distributions by the Facility Agent

         Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency.

32.3     Distributions to an Obligor

         The Facility Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4     Clawback

32.4.1 Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

32.4.2 If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

32.5     Partial payments

32.5.1 If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

         (a) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Arranger, the Facility Agent and the Issuing Bank under the Finance Documents;

         (b) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

         (c) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

         (d) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

32.5.2 The Facility Agent shall, if so directed by the Majority Banks, vary the order set out in Clauses 32.5.1(a) to 32.5.1(d).

32.5.3 Clauses 32.5.1 and 32.5.2 will override any appropriation made by an Obligor.

32.6     No set-off by Obligors

         All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7     Business Days

32.7.1 Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

32.7.2 During any extension of the due date for payment of any principal or any sum due and payable but unpaid under this Agreement interest is payable on the principal or such due and payable but unpaid sum at the rate payable on the original due date.

32.8     Currency of account

32.8.1 Subject to Clauses 32.8.2 and 32.8.3, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

32.8.2 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

32.8.3 Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

32.9     Change of currency

32.9.1 Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

         (a) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Applicant); and

         (b) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

32.9.2 If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Applicant) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

32.10    Disruption to payment systems etc.

         If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Applicant that a Disruption Event has occurred:

         (a) the Facility Agent may, and shall if requested to do so by the Applicant, consult with the Applicant with a view to agreeing with the Applicant such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

         (b) the Facility Agent shall not be obliged to consult with the Applicant in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

         (c) the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

         (d) any such changes agreed upon by the Facility Agent and the Applicant shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and waivers);

         (e) the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 32.10; and

         (f) the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33       Set-off

         A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34       Notices

34.1     Communications in writing

         Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2     Addresses

34.2.1 The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

         (a) in the case of each Bank, that notified in writing to the Facility Agent on or before the date on which it becomes a Party; and

         (b) in the case of the Applicant, the Arranger, the Issuing Bank and the Facility Agent, that identified with their respective names in Clause 34.2.2,

         or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

34.2.2   The addresses referred to in Clause 34.2.1 are as follows:

         (a)      The Applicant:

                  J. Ray McDermott Middle East, Inc. PO Box 16961
                  Plot 42
                  Jebel Ali Free Zone
                  Dubai
                  United Arab Emirates

                  Attention:        Area Legal Manager
                  Phone:            +971 4 804 3212
                  Fax:              +971 4 883 5682

                  with a copy to:

                  J. Ray McDermott S.A. 757 N. Eldridge Parkway Houston, TX
                  77079

                  Attention:        Treasurer
                  Fax:              +281 870 5828

         (b)      The Arranger:

                  Mashreqbank psc
                  Commercial Banking Group
                  PO Box 1250
                  Dubai
                  United Arab Emirates

                  Attention:        Hameed Noor Mohamed / Ahmed Saif Al Muhairi
                  Tel:              +971 4 207 7805 / +971 4 207 7988
                  Fax:              +971 4 223 8403
                  Email:            HameedMo@mashreqbank.com

                  with a copy to:

                  Attention:        Asghar Maklai
                  Tel:              + 971 4 207 7151
                  Fax:              + 971 4 222 5969
                  Email:            asgharm@mashreqbank.com

         (c)      The Issuing Bank:
                  The Commercial Bank of Qatar (Q.S.C.)
                  Grand Hamad Avenue
                  P. O. Box 3232 Doha Qatar

                  Attention:       Abdul Qayyum (Head of Trade Services)

                                   Raza Ahmed and K.K. Varghese (Trade Services
                                   Officer - Loan Operations / Guarantees)
                  Fax:             +974 4490 069
                  Email:           qayyum@cbq.com.qa
                                   raza.ahmed@cbq.com.qa
                                   kkvarghese@cbq.com.qa

         (d)      The Facility Agent:

                  Mashreqbank psc
                  Commercial Banking Group
                  PO Box 1250
                  Dubai
                  United Arab Emirates

                  Attention:        Hameed Noor Mohamed / Ahmed Saif Al Muhairi
                  Tel:              +971 4 207 7805 / +971 4 207 7988
                  Fax:              +971 4 223 8403
                  Email:            HameedMo@mashreqbank.com

                  with a copy to:

                  Attention:         Asghar Maklai
                  Tel:              + 971 4 207 7151
                  Fax:              + 971 4 222 5969
                  Email:            asgharm@mashreqbank.com

34.3     Delivery

34.3.1 Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

         (a)  if by way of fax, when received in legible form; or

         (b) if by way of letter, (i) when it has been left at the relevant address or (ii) two Business Days (or, in the case of airmail, five Business Days) after being deposited in the post postage prepaid (or, as the case may be, airmail postage prepaid), in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

34.3.2 Any communication or document to be made or delivered to the Arranger, the Issuing Bank or the Facility Agent will be effective only when actually received by the relevant Finance Party and then only if it is expressly marked for the attention of the appropriate department or officer identified by the relevant Finance Party (or any substitute department or officer as the relevant Finance Party shall specify for this purpose).

34.3.3 All notices under this Agreement from or to an Obligor shall be sent through the Facility Agent.

34.3.4 Any communication or document made or delivered to the Applicant in accordance with this Clause will be deemed to have been made or delivered to the Guarantor and the Subordinated Creditor.

34.4     Notification of address and fax number

         Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

34.5     Electronic communication

34.5.1 Any communication to be made between the Facility Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Finance Party:

         (a) agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

         (b) notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

         (c) notify each other of any change to their address or any other such information supplied by them.

34.5.2 Any electronic communication made between the Facility Agent and another Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by another Finance Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.6     English language

34.6.1 Any notice given under or in connection with any Finance Document must be in English.

34.6.2 All other documents provided under or in connection with any Finance Document must be:

         (a)  in English; or

         (b) if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35       Calculations and certificates

35.1     Accounts

         In any litigation proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2     Certificates and determinations

         Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3     Day count convention

         Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

36       Partial invalidity

         If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37       Remedies and waivers

         No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

38       Amendments and waivers

38.1     Required consents

38.1.1 Subject to Clause 38.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Majority Banks and the Applicant, and any such amendment or waiver will be binding on all Parties.

38.1.2 The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

38.2     Exceptions

38.2.1 An amendment or waiver that has the effect of changing or which relates to:

         (a)  the definition of Majority Banks in Clause 1.1 (Definitions);

         (b) an extension to the date of payment of any amount under the Finance Documents or the Performance Guarantees;

         (c) a reduction in the amount of any Cash Cover, payment of interest, fees or commission payable;

         (d) an increase in or an extension of any Performance Guarantee or Commitment;

         (e)  an extension of the Availability Period;

         (f)  a change in the identity to the Applicant or the Guarantor;

         (g) any provision which expressly requires the consent of the Issuing Bank and/or all the Banks;

         (h) Clause 2.2 (Finance Parties' rights and obligations), Clause 26 (Changes to the Banks) or this Clause 38;

         (i)  a change in the currency of any payment under any Finance
              Document;

         (j) any change to Clauses 5 (Issue), 6 (Performance Guarantees), 7 (Cash cover, reduction and cancellation), 8 (Commission), 9 (Other fees), 10 (Default interest) and 31 (Sharing among the Finance Parties);

         (k)  a release or partial release of the guarantee of the Guarantor;
              or

         (l) the form of any Performance Guarantee, Instruction Letter or Instruction Acknowledgement,

         shall not be made without the prior consent of the Issuing Bank and all the Banks.

38.2.2 An amendment or waiver which relates to, or would otherwise affect, the rights or obligations of the Arranger, the Facility Agent or the Issuing Bank may not be effected without the consent of the Arranger, the Facility Agent or the Issuing Bank (as applicable).

39       Counterparts

         Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Section 13 - Governing law and enforcement

40       Governing law

         This Agreement is governed by English law.

41       Enforcement

41.1     Jurisdiction

41.1.1 The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

41.1.2 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

41.1.3 This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2     No immunity

         To the extent that any Obligor may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Finance Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it or all or any of its property or assets immunity of that kind (whether or not claimed) each such Obligor irrevocably agrees not to claim and irrevocably waives that immunity to the fullest extent permitted by the laws of that jurisdiction.

41.3     Service of process

         Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

         (a) irrevocably appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

         (b) agrees that failure by the process agent to notify the it of the process will not invalidate the proceedings concerned.

         This Agreement has been entered into on the date stated at the beginning of this Agreement.


Schedule 1 - The Original Banks

Name of Original Bank             Facility Office     Notice Details                         Commitment

Mashreqbank psc                   Dubai               PO Box 1250                            $30,000,000
                                                      Dubai
                                                      United Arab Emirates

                                                      Attn:  Hameed Noor Mohamed / Ahmed
                                                             Saif Al Muhairi
                                                      Tel:   +971 4 207 7805 /
                                                             +971 4 207 7988
                                                      Fax:   +971 4 223 8403
                                                             hameedmo@mashreqbank.com /
                                                             SaifA@mashreqbank.com

                                                      Copy:

                                                      Asghar Maklai
                                                      asgharm@mashreqbank.com
                                                      Tel:  + 971 4 207 7151
                                                      Fax: + 971 4 222 5969

Abu Dhabi Commercial Bank PJSC    Dubai               PO Box 12808                           $21,220,000
                                                      Al Karama
                                                      Dubai
                                                      United Arab Emirates

                                                      Fax: +971 4 3345533
                                                      Attn:  P.P. Saradhi
The Commercial Bank of Qatar      Doha                Grand Hamad Avenue                     $18,610,000
(Q.S.C.)                                              P. O. Box 3232
                                                      Doha
                                                      Qatar

                                                      Fax:  +974 4490 069
                                                      Attn:  Abdul Qayyum
                                                             (Head of Trade Services) /
                                                             Raza Ahmed and K.K. Varghese
                                                             (Trade Services Officer -
                                                             Loan Operations / Guarantees)

Arab African International Bank   Dubai               Art Tower                              $17,690,000
                                                      Al Mina Street
                                                      Bur Dubai
                                                      PO Box 1049
                                                      Dubai
                                                      United Arab Emirates

                                                      Fax: +971 4 3937774
                                                          +971 4 3936214
                                                      Attn: Mr Alaa Sobhy
HSBC Middle East Limited          Dubai               Commercial Banking Unit-3              $17,690,000
                                                      PO Box 66
                                                      Dubai
                                                      United Arab Emirates



                                                       Fax: +971 4 3532656
                                                       Attn: Ms Shipra Khurana
Total                                                                                        $105,210,000

Schedule 2 - Initial conditions precedent

The documents and other evidence referred to in Clause 4.1 (Initial conditions precedent) are as follows:

1        The Obligors

1.1 A Certified Copy of the certificate of incorporation (and any relative certificate of incorporation on change of name) of each Obligor.

1.2 A Certified Copy of the constitutional documents of each Obligor and certificates signed by an authorised officer or director of each Obligor certifying that constitutional documents supplied to the Facility Agent prior to the date of this Agreement remain valid and accurate and that they have not been altered since the date of its issuance.

1.3 A Certified Copy of the resolutions adopted by the board of directors of each Obligor (including the resolutions passed at that meeting):

         (a) approving and authorising the execution, delivery and performance of each Finance Document to which it is to be a party on the terms and conditions of those documents; and

         (b) authorising any officer or director whose name and specimen signature is set out in those resolutions to sign or otherwise attest the execution of those documents and any other documents to be executed or delivered pursuant to those documents.

1.4 A certificate of each Obligor (signed by a director or authorised officer of that Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.5      The Original Financial Statements of the Guarantor.

1.6 Evidence that each Obligor has provided or will provide (in accordance with Clause 19.7 ("Know your customer" checks) all information and documents necessary to comply with all anti money laundering regulations to which the Issuing Bank and the Banks are subject.

2        Finance Documents

2.1      This Agreement is duly executed by the Parties.

2.2      Each relevant Fee Letter duly countersigned by the Applicant.

2.3 Evidence that each relevant Instruction Letter has been served on each Project Owner and the Instruction Acknowledgement in respect of each such Instruction Letter has been received or will be received in accordance with Clause 20.11 (Instruction Acknowledgements) by the Facility Agent from that Project Owner.

3        Contracts and projects

3.1 Certified Copies of each Contract (main body terms and conditions only) duly executed by the parties to it.

4        Approved Debt

4.1 A Certified Copy of the Inter-Company Note duly executed by the parties to it and including agreed subordination provisions in favour of the Finance Parties.

5        Legal opinions

5.1 An English legal opinion of Denton Wilde Sapte, legal advisers to the Arranger and the Facility Agent, substantially in the form distributed to the Original Banks before signing this Agreement.

5.2 A Panamanian legal opinion of Morgan & Morgan, legal advisers to the Arranger and the Facility Agent, substantially in the form distributed to the Original Banks before signing this Agreement.

5.3 A New York legal opinion of Baker Botts L.L.P., substantially in the form distributed to the Original Banks before signing this Agreement.

6        Other documents and evidence

6.1 A certificate of an authorised signatory of each Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.2 Certified Copies of all Authorisations of any governmental or other authority, bureau or agency required by each Obligor in connection with the execution, delivery, performance, validity or enforceability of the Finance Documents to which it is a party or any document to be delivered under such Finance Documents.

6.3 Evidence that the process agent referred to in Clause 41.3 (Service of process) has accepted its appointment.

6.4 Evidence that the fees, costs and expenses then due from the Applicant pursuant to Clause 9 (Other Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Issue Date.

Schedule 3 - Issue Request

From:    J. Ray McDermott Middle East, Inc.

To:      [Facility Agent]

                                                                        Dated:**

Dear Sirs


J. Ray McDermott Middle East, Inc. - $105,210,000 performance guarantee facility agreement dated 22 December 2005 (the Agreement)

1 We refer to the Agreement. This is an Issue Request. Terms defined in the Agreement have the same meaning in this Issue Request unless given a different meaning in this Issue Request.

2 We wish to arrange for a Performance Guarantee to be issued on behalf of McDermott Mauritius on the following terms:

         Performance Guarantee and Contract:  [RL2 Performance Guarantee]
                                              [RL3 Performance Guarantee]
                                              [RL2 Contract][RL3 Contract]
         Proposed Issue Date:                 [**] (or, if that is not a
                                              Business Day, the next Business
                                               Day)
         Amount:                              [**] or, if less, the amount
                                              determined in accordance with
                                              clause 5.3.2 (Currency and amount)
                                              of the Agreement
         Beneficiary:                         [Ras Laffan Liquefied Natural Gas
                                              Company (II)]
                                              [Ras Laffan Liquefied Natural Gas
                                              Company (3)]
         Scheduled Termination Date:          [**]

3 We confirm that each condition specified in Clause 5.4.3 (Issue of Performance Guarantees) is satisfied on the date of this Issue Request.

4        We attach a copy of the proposed Performance Guarantee.

5        This Issue Request is irrevocable.

Yours faithfully



........................................

authorised signatory for
J. Ray McDermott Middle East, Inc.

Schedule 4 - Form of Transfer Certificate

To:      [**] as Facility Agent

From:    [**] (the Existing Bank) and [] (the New Bank)

                                                                        Dated:**


J. Ray McDermott Middle East, Inc. - $105,210,000 performance guarantee facility agreement dated 22 December 2005 (the Agreement)

1 We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2        We refer to Clause 26.5 (Procedure for transfer) of the Agreement:

         (a) The Existing Bank and the New Bank agree to the Existing Bank transferring to the New Bank by novation all or part of the Existing Bank's Commitment, rights, interests and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

         (b)  The proposed Transfer Date is [**].

         (c) The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

3 The New Bank expressly acknowledges the limitations on the Existing Bank's obligations set out in Clause 26.4 (Limitation of responsibility of Existing Banks) of the Agreement and the limitations on the other Parties' obligations set out in Clause 26.6 (Redistribution of commission).

4 This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5        This Transfer Certificate is governed by English law.

The Schedule - Commitment/rights and obligations to be transferred

[All][$[**]] of our Commitment and all our rights, interests and liabilities [corresponding to such part of our Commitment] under the following Finance Documents:(1)

         (a)  the Agreement;

         (b)  each Instruction Letter; and

         (c)  each Instruction Acknowledgement.

[**] Facility Office address, fax number and attention details for notices and account details for payments

[Existing Bank]                                         [New Bank]

By:                                                     By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [**].

[**] Facility Agent

By:      [**]

---------------
(1) List all Finance Documents (including documents designated as such since the date of the Agreement) under which the Existing Bank is transferring its rights, interests and liabilities.

Schedule 5 - Form of Instruction Letter

                       [Letterhead of McDermott Mauritius]

To: [Ras Laffan Liquefied Natural Gas Company (II)] [Ras Laffan Liquefied Natural Gas Company (3)]

From:    J. Ray McDermott Eastern Hemisphere, Ltd.

                                                                        Dated:**

Dear Sirs

[insert description of the relevant Contract] (the Agreement)
-------------------------------------------------------------

1 We hereby irrevocably instruct you to pay all amounts from time to time due to us from you under the Agreement into the proceeds account held in the name of J. Ray McDermott Middle East, Inc. at Mashreqbank plc (the Agent) No. 0448469708 or to such other account or accounts as may from time to time be notified to you by (or with the approval of) the Agent. Please note, we cannot change, revoke or vary these payment instructions without the written consent of the Agent.

2 We hereby request that, upon receipt of this instruction letter, you sign the attached acknowledgement and send the signed acknowledgement to the Agent at Mashreqbank psc, Commercial Banking Group, PO Box 1250, Dubai, United Arab Emirates, fax number +971 4 223 8403 for the attention of Hameed Noor Mohamed / Ahmed Saif Al Muhairi / Asghar Maklai.

Yours faithfully



For and on behalf of
J. Ray McDermott Eastern Hemisphere, Ltd.


cc the Agent





[Form of Instruction Acknowledgement to be enclosed with the Instruction Letter]

To:      [Agent]

Attn:    [**]


Dear Sirs

[insert description of the relevant Contract] (the Agreement)
-------------------------------------------------------------

1        We hereby acknowledge receipt of the letter (the Instruction) from J.
         Ray McDermott Eastern Hemisphere, Ltd. dated [insert date of Instruction] relating to the Agreement. Terms defined in the Instruction shall bear the same meaning when used in this letter.

2 We consent to the terms of the Instruction (including the irrevocable payment instructions contained therein) for all purposes in relation to the Agreement and the Account.

Yours faithfully



....................................
Authorised signatory
for and on behalf of
[Ras Laffan Liquefied Natural Gas Company (II)] [Ras Laffan Liquefied Natural Gas Company (3)]

Date:  ..............................

Schedule 6 - Forms of Performance Guarantee

                       [Form of RL2 Performance Guarantee]


                        Bank Guarantee - Performance Bond
                        ---------------------------------


RAS LAFFAN LIQUEFIED NATURAL GAS
COMPANY LIMITED (II)
P.O. BOX: 24200
Doha - State of Qatar

Dear Sirs,                                                                [Date]

                     Performance Bond Number : _____________

We hereby undertake to pay you on first demand the sum of USD __________ (USD _____________________ Only).

In respect of     Agreement No. T3EPC - 02 dated 1st Day of April 2001.

1- We the undersigned __________________ (hereinafter referred to as "GUARANTOR") established at P.O. Box _________, Qatar represented by _______________________ have taken notice of the AGREEMENT No. T3EPC - 02 dated 1st day of April 2001 between RAS LAFFAN LIQUEFIED NATURAL GAS COMPANY LIMITED (II) (hereinafter called "COMPANY"), a company organized and existing under the laws of Qatar, with its registered office at Post Office Box 24200, Doha, Qatar and J. Ray McDermott Eastern Hemisphere, Ltd. (formerly known as J. Ray McDermott Middle East (Indian Ocean) Ltd.), a company organized and existing under the laws of Mauritius and having its registered office at 5th Floor, Anglo Mauritius House Intendance Street, Port Louis, Mauritius (hereinafter called "CONTRACTOR") for the engineering, procurement and construction of the FACILITIES in the State of Qatar.

2- In accordance with Article 32 of the AGREEMENT, GUARANTOR hereby guarantees the due performance by CONTRACTOR OF CONTRACTOR'S obligation under the AGREEMENT.

3- GUARANTOR hereby irrevocably undertakes on behalf of CONTRACTOR to pay to COMPANY on first demand any sum or sums not exceeding USD _____________ (USD ___________ Only) which amount shall be in accordance with the provisions of Section 32.2 and 33.3 of the AGREEMENT.

4- Each demand by COMPANY for payment under this Guarantee shall be made in writing to the following address in the format of exhibit 11 of the AGREEMENT.
       -     __________ [insert name of bank], P.O. Box ___________, Qatar.
       - GUARANTOR shall promptly notify COMPANY of any change in the above address.

5- GUARANTOR shall make payment to COMPANY hereunder on first demand without restrictions or conditions and notwithstanding any objection by CONTRACTOR, GUARANTOR shall not require COMPANY to justify the breach indicated in its demand for payment, nor shall GUARANTOR have any recourse against COMPANY in respect of any payment made hereunder.

6- No alteration in the terms of the AGREEMENT made by agreement between CONTRACTOR and COMPANY, and no failure by COMPANY to insist on proper performance of the AGREEMENT or to pursue all remedies available to it against CONTRACTOR, shall in any way release GUARANTOR from all or any part of its obligations under this Guarantee.

7- GUARANTOR shall pay any sum demanded by COMPANY hereunder within fifteen (15) calendar days after the receipt of COMPANY's demand.

8- This Guarantee shall remain valid from _________________ until _________________, subject to extension as provided in the AGREEMENT.

9- The amount of this Guarantee as established pursuant to Section 3 above shall be reduced by the amount of any payments made by GUARANTOR to COMPANY hereunder.

10- Terms used in this Guarantee, which are defined in the AGREEMENT, shall have the same meanings assigned to them in the AGREEMENT.

11- This Guarantee shall be governed by and construed in accordance with the laws of the State of Qatar and any proceedings for enforcement shall be brought before a court of competent jurisdiction in the Hague, the Netherlands.

12- GUARANTOR represents that this Guarantee has been established in such a form and with such substance as to be fully enforceable against GUARANTOR in the manner provided in Section 11 above.

13-    The benefit of this Guarantee may be assigned by COMPANY.





Yours faithfully,
For and on behalf of
________________[insert name of bank]



(Authorised Signature)                               (Authorised Signature)

                       [Form of RL3 Performance Guarantee]

                                                                          [Date]

RAS LAFFAN LIQUEFIED NATURAL GAS COMPANY LIMITED (3),
P.O. BOX 24200,
DOHA, QATAR.

        PERFORMANCE GUARANTEE _________________ FOR USD _________________

I   We, the undersigned _________________, (hereinafter referred to as
"GUARANTOR") established at _________________ P.O. Box _________________, Qatar
represented by _________________, have taken notice of the AGREEMENT No. T6EPC-03 dated the 15TH day of September 2005 between RAS LAFFAN LIQUEFIED NATURAL GAS COMPANY LIMITED (3) (hereinafter called "COMPANY"), a company organised and existing under the laws of Qatar, with its registered office at Post Office Box. 24200, Doha, Qatar and J. Ray McDermott Eastern Hemisphere, Ltd. (formerly known as J. Ray McDermott Middle East (Indian Ocean) Ltd.), a company organised and existing under the laws of Mauritius and having its registered office at 5th Floor, Anglo Mauritius House Intendance Street, Port Louis, Mauritius (hereinafter called "CONTRACTOR") for the engineering, procurement and construction of the FACILITIES in the State of Qatar.

II In accordance with Article 32 of the AGREEMENT, GUARANTOR hereby guarantees the due performance by CONTRACTOR OF CONTRACTOR'S obligation under the AGREEMENT.

III GUARANTOR hereby irrevocably undertakes on behalf of CONTRACTOR to pay to COMPANY, on first demand, any sum or sums not exceeding USD _________________ (USD _________________ Only) which amount shall be in accordance with the provisions of Sections 32.2 and 33.3 of the AGREEMENT.

IV   Each demand by COMPANY for payment under this Guarantee shall be made in writing to the following address in the format of exhibit 11 of the AGREEMENT:
_________________[insert name of bank], P.O. BOX _________________, QATAR, TLX
NO. _________________. GUARANTOR shall promptly notify COMPANY of any change in the above address.

V   GUARANTOR shall make payment to COMPANY hereunder on first demand without restrictions or conditions and notwithstanding any objection by CONTRACTOR, GUARANTOR shall not require COMPANY to justify the breach indicated in its demand for payment, nor shall GUARANTOR have any recourse against COMPANY in respect of any payment made hereunder.

VI   No alteration in the terms of the AGREEMENT made by agreement between
CONTRACTOR and COMPANY, and no failure by COMPANY to insist on proper performance of the AGREEMENT or to pursue all remedies available to it against CONTRACTOR, shall in any way release GUARANTOR from all or any part of its obligations under this Guarantee.

VII GUARANTOR shall pay any sum demanded by COMPANY not exceeding USD _________________ (US DOLLARS _________________ ONLY) hereunder within fifteen
(15) calendar days after the receipt of COMPANY's demand, provided the demand is received during working hours and validity of the guarantee i.e. [31st December 2013] after which date this guarantee will become null and void.

VIII This Guarantee shall remain valid from _________________ until _________________, subject to extension as provided in the AGREEMENT. Claims for payment under this guarantee must be presented before said date, after which this Guarantee will be null and void whether returned to GUARANTOR or not.

IX The amount of this Guarantee as established pursuant to Section 3 above shall be reduced by the amount of any payments made by GUARANTOR to COMPANY hereunder.

X   Terms used in this Guarantee, which are defined in the AGREEMENT, shall have the same meanings assigned to them in the AGREEMENT.

XI This Guarantee shall be governed by and construed in accordance with the Laws of the State of Qatar, and any proceedings for enforcement shall be brought before a court of competent jurisdiction in The Hague, The Netherlands.

XII GUARANTOR represents that this Guarantee has been established in such a form and with such substance as to be fully enforceable against GUARANTOR in the manner provided in Section 11 above.

XIII The benefit of this Guarantee may be assigned by COMPANY.



                                YOURS FAITHFULLY,





                    AUTHORISED SIGNATURE AUTHORISED SIGNATURE

Schedule 7 - Form of Inter-Company Note



                           THIRD AMENDED AND RESTATED
                           --------------------------
                          SUBORDINATED PROMISSORY NOTE
                          ----------------------------


         This Third Amended and Restated Subordinated Promissory Note (herein called this "Note"), made and executed by J. Ray McDermott, S.A., a Panamanian corporation (herein called the "Borrower"), and McDermott International, Inc., a Panamanian corporation (herein called the "Lender"), is effective as of the ___ day of December, 2005.


                                   WITNESSETH
                                   ----------

1. The Borrower has agreed to borrow from the Lender, and the Lender has agreed to advance and lend to the Borrower, certain sums of money up to $90,000,000 (Ninety Million U.S. Dollars) from time to time on a revolving basis during the term of this Note. Each such advance shall be used solely for the Borrower's ordinary course of business working capital purposes.

2. Subject to the provisions of Paragraph 9 below, the Borrower may repay all advances made to it under this Note, in whole or in part, at any time and from time to time, without penalty.

3.   The loan evidenced by this Note shall be non-interest bearing.

4. The Borrower shall be allowed to execute multiple draw downs during the term of this Note by giving the Lender one (1) day advance notice, provided the total aggregate amount outstanding does not exceed $90,000,000 (Ninety Million U.S. Dollars). The Borrower and the Lender shall each maintain accurate records as to the amounts and dates of all advances and repayments, and shall periodically, but at least once each month, confer and agree as to the accuracy of the records maintained by one another relative to the dates and amounts of the above transactions. In the event of agreement not being reached, then the records of the Lender shall be taken in the absence of manifest error as to the amount outstanding at any time.

5. Subject to the provisions of Paragraph 9 below, on March 15, 2014 (the "Termination Date"), the entire amount outstanding under this Note shall be due and payable. This Note may be extended by mutual consent of both parties.

6. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, U. S. A., excluding any such laws which direct the application of the laws of any other jurisdiction.

7. All notices required or allowed to be given hereunder shall be in writing signed by the notifying party, and mailed postage prepaid to the party being notified at its address stated below:

    J. Ray McDermott, S.A.      McDermott International, Inc.
    757 N. Eldridge Parkway     757 N. Eldridge Parkway
    Houston, TX 77079           Houston, TX 77079
    Attention: Treasurer        Attention: Treasurer

8.  This Note is not assignable.

9. (a) The Borrower and the Lender hereby covenant and agree that the payment of this Note is and shall be expressly "subordinate and junior in right of payment" (as such phrase is defined in Paragraph 9(b) below) to the prior payment in full of (i) all indebtedness of the Borrower under the 11% Senior Secured Notes due 2013 issued pursuant to the Indenture dated as of December 9, 2003 (the "Indenture"), by and among the Borrower, the guarantors party thereto and The Bank of New York, as trustee (the "Trustee"), (ii) all indebtedness of the Borrower under the Letter of Credit Facility Agreement dated as of August 25, 2004 (the "Credit Agreement"), by and among the Borrower, the guarantors from time to time party thereto, the LC Participants (as defined therein) from time to time party thereto, Calyon New York Branch, as LC Issuer, Administrative Agent, Collateral Agent and Deposit Bank, and Morgan Stanley & Co. Inc., as Lead Arranger and Book Runner, (iii) all indebtedness of the Borrower under the Performance Guarantee Issuance Facility of $105,210,000 (the "Guarantee Facility Agreement") dated on or around the date of this Note and entered into by the

    Borrower as Guarantor, J. Ray McDermott Middle East, Inc. ("JRMMEI") as Applicant and the following parties: Mashreqbank psc as Arranger, Facility Agent and an Original Bank (Mashreqbank psc in its capacity as Facility Agent under the Guarantee Facility Agreement, together with its permitted assigns, transferees and successors in title in such capacity, the "Facility Agent"), The Commercial Bank of Qatar as Issuing Bank and the other Original Banks referred to therein (the indebtedness referred to in clauses (i), (ii) and (iii) above is collectively hereinafter referred to as the "Senior Indebtedness"), and (iv) all indebtedness of the Borrower under the Continuing Guarantee dated as of October 7, 2005, granted to Mashreqbank psc, guaranteeing the indebtedness of JRMMEI under the Facilities Letter Agreement, dated October 7, 2005 (the "Guarantee"), between JRMMEI and Mashreqbank psc, to the extent and in the manner hereinafter set forth. The term "indebtedness" in this Note includes the amount of any liability in respect of any guarantee or indemnity for any other indebtedness, whether present or contingent, and the payment of such indebtedness includes an unconditional release of the obligation to pay, pursuant to the terms of the agreement under which such obligation arise.

    (b) "Subordinate and junior in right of payment" or a "subordination" shall mean that the Lender shall have no claim for payment from, or to the assets of, the Borrower on a parity with or prior to the claim of any holder of the Senior Indebtedness or the Guarantee. Unless and until the Senior Indebtedness is paid in full, the Lender will not take, retain, permit to exist, demand or receive from the Borrower, and the Borrower will not make, give or permit, in either case, directly or indirectly, by set-off, redemption, purchase or in any other manner, (i) any payment of the whole or any part of this Note, (ii) any security or collateral for the whole or any part of this Note or (iii) any guaranty of the whole or any part of this Note; provided, that the Borrower may make and the Lender may receive payments on this Note in accordance with the terms hereof so long as such payment would not violate the provisions of Paragraph 9(e) below. Moreover:

         (i) as separately acknowledged by Mashreqbank psc, upon payment in full of (x) the indebtedness of the Borrower under the 11% Senior Secured Notes issued pursuant to the Indenture and (y) the indebtedness of the Borrower under the Credit Agreement, in each case, provided that Mashreqbank psc has been notified of such payment having been made, the subordination of the indebtedness of the Borrower under this Note to the indebtedness of the Borrower under the Guarantee shall automatically terminate (without further action required of Lender, Borrower or Mashreqbank psc); and

         (ii) as separately acknowledged by the Finance Parties (as such term is defined in the Guarantee Facility Agreement), following an equity infusion into the Borrower and upon payment in full of (x) the indebtedness of the Borrower under the 11% Senior Secured Notes issued pursuant to the Indenture and (y) the indebtedness of the Borrower under the Credit Agreement, in each case, provided that the Facility Agent has been notified of such equity infusion and payment having been made, the subordination of the indebtedness of the Borrower under this Note to the indebtedness of the Borrower under the Guarantee Facility Agreement shall automatically terminate (without further action required of Lender, Borrower or the Finance Parties), provided that any such termination shall be conditional and shall operate as follows: If following such termination, the indebtedness of the Borrower under this
         Note is not fully paid and is subordinated to any indebtedness of the Borrower to any third party creditor of the Borrower or any of its subsidiaries (other than the Finance Parties) ("automatic reinstatement event"), the subordination of this Note to the Guarantee Facility Agreement shall be automatically reinstated and the Finance Parties shall be entitled to benefit from and enforce (through the Facility Agent) the subordination provisions of this Note as if such termination had not occurred; provided further that if the indebtedness of the Borrower under this Note subsequently ceases to be subordinated to the indebtedness of the Borrower to all such third party creditors of the Borrower or any of its subsidiaries (other than the Finance Parties), provided that the Facility Agent has been notified of such cessation of subordination, ("automatic re-termination event"), the subordination provisions of this Note shall be automatically terminated (without further action required of Lender, Borrower or the Finance Parties). The period from the automatic reinstatement event to the corresponding automatic re-termination event shall be referred to as the "Additional Subordination Period".

    (c) The subordination provisions in this Note and each other provision in this Note conferring a benefit on or affecting the interests of any holder of the Senior Indebtedness are for the benefit of the holders of the Senior Indebtedness and the Guarantee and each such holder shall be deemed to have acquired such Senior Indebtedness or Guarantee, as the case may be, in reliance upon such subordination provisions. The enforcement of the subordination provisions in this Note and each other provision in this Note conferring a benefit on or affecting the interests of any holder of the indebtedness of the Borrower under the Guarantee Facility Agreement shall be exercisable solely through the Facility Agent, as agent for the Finance Parties under the Guarantee Facility Agreement. Subject to the terms of the immediately preceding sentence, the subordination provisions of this Note and each other provision in this Note conferring a benefit on or affecting the interests of any holder of the Senior Indebtedness shall be enforceable by each holder of any of the Senior Indebtedness or the Guarantee directly against the Lender and the Borrower, and no such holder of the Senior Indebtedness or the Guarantee shall be prejudiced in its right to enforce subordination of this Note by any act or failure to act by the Borrower or anyone in custody of its assets or property. No amendment to any of the terms of this Note will be made without the prior written consent of the holders of the Senior Indebtedness, if to do so may have the effect of putting any such holder of the Senior Indebtedness in a less favorable position in respect of the subordination under this Note as at the date hereof (it being understood that the addition of other senior indebtedness to the subordination terms hereof is not less favorable to the holders of the Senior Indebtedness).

    (d) In the event that, notwithstanding the provisions of Paragraph 9(b), the Lender shall have received any payment or distribution with respect to this Note contrary to the foregoing provisions of such paragraph, then and in any such event such payment or distribution shall be held in trust for the benefit of the holders of the Senior Indebtedness and the Guarantee.

    (e) If there has occurred and is continuing an Event of Default (as used herein, as such term is defined in the Indenture, the Credit Agreement or the Guarantee Facility Agreement), the Lender may not receive payment under or on account of this Note, directly or indirectly, in cash or other property or by set-off or in any other manner. The prohibition on payments under or on account of this Note shall end on the earliest of (1) the waiver of all existing Events of Default in accordance with the Indenture, the Credit Agreement or the Guarantee Facility Agreement, as applicable, (2) the cure of all existing Events of Default, and (3) the waiver in writing by (to the extent applicable) each of the Trustee, the Required Lenders (as such term is defined in the Credit Agreement) and the Finance Parties, of the benefits of this Paragraph 9(e). Notwithstanding the foregoing provisions of this Paragraph 9(e): (i) unless and until there has been an equity infusion into the Borrower and (x) the indebtedness of the Borrower under the 11% Senior Secured Notes issued pursuant to the Indenture and (y) the indebtedness of the Borrower under the Credit Agreement is paid in full; and
    (ii) while any Additional Subordination Period is continuing, the Lender will not take, retain, permit to exist, demand or receive from the Borrower, and the Borrower will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of the whole or any part of this Note.

    (f) Immediately upon the expiration of any blockage period described in Paragraph 9(e) above, the Borrower may resume payments to the Lender as are otherwise permitted by this Note.

    (g) Subject to the payment in full of all Senior Indebtedness, the Lender shall be subrogated to the rights of the holders of the Senior Indebtedness and the Guarantee to receive payments or distributions of assets of the Borrower made on account of the Senior Indebtedness or the Guarantee until all amounts payable in respect of this Note shall be paid in full, and for purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness or the Guarantee of assets, whether in cash, property or securities, distributable to the holders of the Senior Indebtedness or the Guarantee under the provisions hereof to which the Lender would be entitled except for the provisions of this Paragraph 9, and no payment pursuant to the provisions of this Paragraph 9 to the holders of the Senior Indebtedness or the Guarantee by the Lender shall, as between the Borrower, its creditors other than the holders of the Senior Indebtedness


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

    and the Guarantee, and the Lender, be deemed to be a payment by the Borrower to or on account of such Senior Indebtedness, it being understood that the provisions of this Paragraph 9 are, and are intended, solely for the purpose of defining the relative rights of the Lender, on the one hand, and the holders of the Senior Indebtedness and the Guarantee, on the other hand.

    (h) Nothing contained in this Paragraph 9 is intended to or shall relieve the obligations of the Borrower to the holders of the Senior Indebtedness, the holder of the Guarantee or the Lender to pay any amount in respect of the Senior Indebtedness, the Guarantee or this Note (subject to the terms hereof), as the case may be, as and when such amount shall become due and payable in accordance with the terms thereof or this Note, as the case may be, or to affect the relative rights of the holders of the Senior Indebtedness, the holder of the Guarantee or the Lender, on the one hand, and the other creditors of the Borrower, on the other hand, or to affect the relative rights of the holders of the Senior Indebtedness, on the one hand, and the holder of the Guarantee, on the other hand.

    (i) Nothing contained in this Paragraph 9 shall affect the obligation of the Borrower to make, or prevent the Borrower from making, at any time, payment of any amount in respect of the Senior Indebtedness or the Guarantee. Nothing contained in this Agreement shall, except as set forth in clauses
    (a), (b) and (e) of this Paragraph 9, affect the obligation of the Borrower to make, or prevent the Borrower from making, at any time, payment of any amount in respect of this Note.

10. This Note amends, modifies and restates, but does not extinguish or constitute a novation of, the indebtedness evidenced by that certain Second Amended and Restated Subordinated Promissory Note dated October 7, 2005 in the aggregate principal amount of $90,000,000 executed by the Borrower and the Lender, which promissory note amended, modified and restated, but did not extinguish or constitute a novation of, the indebtedness evidenced by that certain Amended and Restated Subordinated Promissory Note dated August 25, 2005 in the aggregate principal amount of $90,000,000 executed by the Borrower and the Lender, which promissory note amended, modified and restated, but did not extinguish or constitute a novation of, the indebtedness evidenced by that certain Subordinated Promissory Note dated December 9, 2003 in the aggregate principal amount of $90,000,000 executed by the Borrower and the Lender, which promissory note amended, modified and restated, but did not extinguish or constitute a novation of, the indebtedness evidenced by that certain Subordinated Loan Agreement dated February 10, 2003 in the aggregate principal amount of $90,000,000 executed by the Borrower and the Lender.


THIS DONE AND EXECUTED by the parties hereto on the date first above written.

J. Ray McDermott, S.A.                      McDermott International, Inc.



By: _________________________               By: ___________________________
Name:                                                Name:
Title:                                               Title:



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

The Applicant

SIGNED by                                          )
                                                   )
for and on behalf of                               )
J. Ray McDermott Middle East, Inc.                 )



The Guarantor

SIGNED by                                          )
                                                   )
for and on behalf of                               )
J. Ray McDermott, S.A.                             )




The Arranger

SIGNED by                                          )
                                                   )
for and on behalf of                               )
Mashreqbank psc                                    )




The Original Banks

SIGNED by                                          )
                                                   )
for and on behalf of                               )
Mashreqbank psc                                    )




SIGNED by                                          )
                                                   )
for and on behalf of                               )
Abu Dhabi Commercial Bank PJSC                     )




SIGNED by                                          )
                                                   )
for and on behalf of                               )
The Commercial Bank of Qatar (Q.S.C.)              )

SIGNED by                                          )
                                                   )
for and on behalf of                               )
Arab African International Bank                    )




SIGNED by                                          )
                                                   )
for and on behalf of                               )
HSBC Middle East Limited                           )




The Issuing Bank

SIGNED by                                          )
                                                   )
for and on behalf of                               )
The Commercial Bank of Qatar (Q.S.C.)              )



The Facility Agent

SIGNED by                                          )
                                                   )
for and on behalf of                               )
Mashreqbank psc                                    )




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